Exhibit 2.1

PURCHASE AND SALE AGREEMENT
BETWEEN
RIDGEWOOD MAINE, L.L.C.,
INDECK ENERGY SERVICES, INC.,
COVANTA ENERGY CORPORATION,
and for certain limited purposes
INDECK MAINE ENERGY, LLC
as of August 19, 2008

TABLE OF CONTENTS

1.	Definitions	1
2.	Purchase And Sale Of Interests	10
	2.1 Purchase and Sale of Interests	10
	2.2 Closing	10
	2.3 Payments to Sellers	10
3.	Representations And Warranties as to Sellers and Interests	10
	3.1 Organization of Sellers	10
	3.2 Authorization of Transaction	11
	3.3 Noncontravention	11
	3.4 Brokers’ Fees	11
	3.5 No Other Indebtedness	11
4.	Representations And Warranties as to Company and Projects	11
	4.1 Organization of Company	11
	4.2 Equity Interests	12
	4.3 Title to Assets	12
	4.4 Noncontravention	12
	4.5 Legal and Other Compliance; Permits	13
	4.6 Project Contracts	13
	4.7 Insurance	13
	4.8 Litigation	14
	4.9 Employees and Employee Benefits	14
	4.10 Environmental Matters	14
	4.11 Condemnation	15
	4.12 Company Balance Sheet	15
	4.13 Books and Records	15
	4.14 No Undisclosed Liabilities	15
	4.15 Taxes	15
	4.16 Operations	15
	4.17 Disclaimers	16
5.	Representations And Warranties Of Buyer	16
	5.1 Organization of Buyer	16
	5.2 Authorization of Transaction	17
	5.3 Noncontravention	17
	5.4 Brokers’ Fees	17
	5.5 Litigation	17
	5.6 No Knowledge of Sellers’ Breach	17
	5.7 Availability of Funds	17
	5.8 “As Is” Sale	17
	5.9 Purchase for Investment	18
	5.10 Qualified Buyer	18
	5.11 Defense Production Act	18
6.	Covenants of Sellers	18
	6.1 General	18
	6.2 Notices, Consents and Approvals	18

i

	6.3 Operation of Business	19
	6.4 Full Access	21
	6.5 Intentionally Left Blank	21
	6.6 Interim Period Notice; Schedule Update	21
	6.7 Further Assurances	21
	6.8 Insurance	21
	6.9 Access after Closing	21
	6.10 Exclusivity	22
	6.11 Affiliate Transactions	23
	6.12 Bank Statements	23
	6.13 Disclosure of Violations or Defaults	23
	6.14 Replacement Insurance Policies	23
	6.15 Interim Period Notice	23
	6.16 Assignment, Assumption, Release and Amendment Agreement	23
7.	Covenants of Buyer	24
	7.1 General	24
	7.2 Notices, Consents and Approvals	24
	7.3 Interim Period Notice	25
	7.4 Further Assurances	25
	7.5 Access after Closing	25
	7.6 Discharge of Environmental Liabilities	25
	7.7 Use of Name	25
8.	Conditions To Obligation To Close	25
	8.1 Conditions to Obligation of Buyer to Close	25
	8.2 Conditions to Obligation of Sellers to Close	27
9.	Confidentiality	28
	9.1 Confidentiality	28
10.	Taxes	29
	10.1 Liability for Taxes	29
11.	Risk of Loss; Indemnification; Remedies	30
	11.1 Survival of Representations and Warranties; Survival of Covenants and Agreements	30
	11.2 Risk of Loss	31
	11.3 Effect of Closing	32
	11.4 Indemnity by Buyer	32
	11.5 [Intentionally Left Blank]	32
	11.6 Limitations on Liability	33
	11.7 Waiver and Release by Seller	33
	11.8 Remedies	34
	11.9 Matters Involving Third Parties	34
	11.10 Net of Insurance	34
12.	Termination	35
	12.1 Termination of Agreement	35
	12.2 Effect of Termination	35
13.	Miscellaneous	35
	13.1 Press Releases and Public Announcements	35

13.2 No Third Party Beneficiaries	36
13.3 No Joint Venture	36
13.4 Entire Agreement	36
13.5 Succession and Assignment	36
13.6 Counterparts	36
13.7 Headings	36
13.8 Notices	36
13.9 Governing Law	37
13.10 Change in Law	37
13.11 Consent to Jurisdiction	37
13.12 Amendments and Waivers	38
13.13 Severability	38
13.14 Expenses	38
13.15 Construction	38
13.16 Incorporation of Exhibits and Schedules	38
13.17 Specific Performance	38
13.18 Good Faith Covenant	38

EXHIBITS

Exhibit A	—	The Projects
Exhibit B	—	Form of Transfer and Assignment Agreement
Exhibit C	—	Agency Agreement
Exhibit D	—	Form of Employee Transfer Agreement
Exhibit E	—	RRP Indemnification Agreement
Exhibit F	—	Backup Agreement
Exhibit G	—	Sellers Omnibus Agreement
Exhibit H	—	Form of Sellers’ Title Company Affidavit
Exhibit I	—	Form of Daily Production Report
Exhibit J	—	Form of Buyer Guaranty
Exhibit K	—	Section 4.2(c) Indemnification Agreement
Exhibit L	—	Escrow Agreement

SCHEDULES
Schedule 1	—	Sellers’ Existing Interests
Schedule 2	—	Demand Notes and Additional Interests
Schedule 3	—	Sellers’ Approvals
Schedule 3.3	—	Noncontravention — Sellers
Schedule 4	—	Buyer’s Approvals
Schedule 4.3(a)	—	Permitted Encumbrances
Schedule 4.3(b)	—	Title Commitments
Schedule 4.3(c)	—	Real Property
Schedule 4.3(d)	—	Assets at Project Sites not owned by the Company
Schedule 4.4	—	Noncontravention — Company
Schedule 4.5(a)	—	Legal Compliance
Schedule 4.5(b)(i)	—	Permits

Schedule 4.5(b)(ii)	—	Permits — Noncompliance
Schedule 4.6(a)	—	Project Contracts
Schedule 4.6(b)	—	Defaults
Schedule 4.7	—	Insurance
Schedule 4.8	—	Litigation
Schedule 4.9(a)	—	Operating Employee Plans
Schedule 4.9(d)	—	Post-Retirement Benefits
Schedule 4.9(e)	—	Operating Employee Plan Commitments
Schedule 4.10	—	Environmental Matters
Schedule 4.11	—	Condemnation
Schedule 4.14	—	No Undisclosed Liabilities
Schedule 4.15	—	Taxes
Schedule 4.16	—	Covenants
Schedule 5	—	Capital Commitments
Schedule 6.3(e)	—	Transaction-related Expenses
Schedule 6.3(j)	—	New Employees/Service Providers
Schedule 6.3(n)	—	Settlements
Schedule 6.11	—	Affiliate Transactions
Schedule 6.12	—	Bank Statements
Schedule 8.1(i)	—	Third Party Consents

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is entered into as of August 19, 2008 (the “Effective Date”), by and among Ridgewood Maine, L.L.C., a Delaware limited liability company (“RM”), and Indeck Energy Services, Inc., an Illinois corporation, (“IES” and together with RM, “Sellers”), Covanta Energy Corporation, a Delaware corporation (“Buyer”) and solely for purposes of Sections 6.2, 6.3, 6.4, 6.10(a), 6.11 through 6.14 and 6.16 hereof, Indeck Maine Energy, LLC, an Illinois limited liability company, (the “Company”). Buyer and Sellers are each referred to herein as a “Party” or, collectively as the “Parties.”

WHEREAS, Sellers own all of the limited liability company membership interests set forth on Schedule 1 hereto (the “Existing Interests”) as of the date of this Agreement, and as of the Closing Date (as defined below) will also own all of the preferred membership units set forth on Schedule 2 hereto to be issued pursuant to the Sellers Omnibus Agreement (the “Additional Interests,” and together with the Existing Interests, the “Interests”) in the Company, which is engaged in the business of owning and operating two biomass-fueled electricity generating projects, as set forth on Exhibit A (the “Projects”), for the purpose of the generation and sale of electricity and associated products; and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the Interests on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants, representations, warranties, and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Definitions.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Account” mean the Account as such term is defined in the Certificate Purchase Agreement.

“Accountant Claim” means the answer and counterclaim filed in the Superior Court of New Jersey, Bergen County by Perelson Weiner LLP (as defendant) against Ridgewood Renewable Power LLC, Ridgewood Electric Power Trust I, Ridgewood Electric Power Trust II, Ridgewood Electric Power Trust III, Ridgewood Electric Power Trust IV, Ridgewood Electric Power Trust V, Ridgewood Power Growth Fund, Ridgewood/Egypt Fund, Ridgewood Power B Fund/Providence Expansion, Indeck Maine Energy, L.L.C., Ridgewood Providence Power Partners, L.P. Ridgewood Maine Hydro Partners, LP, Ridgewood UK, LLC (as plaintiffs), docket number L-6067-06, as well as any other claims, counterclaims, or cross-claims that have or may in the future be brought against the Company by Perelson Weiner LLP or any of its Affiliates, beneficiaries, assigns or any third parties and that arise out of the same facts.

“Additional Interests” is defined in the Recitals.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agency Agreement” means the Agency Agreement of even date herewith in the form of Exhibit C hereto.

“Agreement” is defined in the introductory paragraph.

“Allocation Schedule” is defined in Section 10.1(h).

“Alternate Transaction” is defined in Section 6.10(a).

“Ancillary Agreements” means each of (1) the Assignment, Assumption, Release and Amendment Agreement and the Backup Agreement, (2) the Employee Transfer Agreement, (3) the RRP Indemnification Agreement, (4) the Letter Agreement, (5) the Agency Agreement, (6) the Buyer Guaranty, (7) the Sellers Omnibus Agreement, and (8) the Section 4.2(c) Indemnification Agreement.

“Assets” means all the material properties and assets (whether real, personal, or mixed, whether tangible or intangible) that the Company owns, uses or holds for use in connection with the operation of the Projects, including all of the properties and assets reflected in the Company’s Balance Sheet or purchased or acquired by the Company since the date of the Company Balance Sheet, but excluding properties and assets disposed of in the ordinary course of business.

“Assignment, Assumption, Release and Amendment Agreement” means the Assignment, Assumption, Release and Amendment of Certificate of Purchase and Sale Agreement, among Constellation, the Company, Ridgewood Providence Power Partners, L.P., Ridgewood Rhode Island Generation, LLC, RPMC, Ridgewood Electric Power Trust III, Ridgewood Electric Power Trust IV, Ridgewood Electric Power Trust V, Ridgewood Power B Fund/Providence Expansion and Linwood, dated as of July 31, 2008.

“Backup Agreement” means the Backup Certificate Agreement among the Company, Ridgewood Providence Power Partners, L.P., Ridgewood Rhode Island Generation, LLC, Linwood and Rhode Island LFG Genco, LLC in the form of Exhibit F hereto.

“Bank Statements” is defined in Section 6.12.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are legally closed for business in New York, New York.

“Buyer” is defined in the introductory paragraph.

“Buyer Guaranty” means the Guaranty Agreement of Buyer with respect to the Company for the benefit of certain parties to the Backup Agreement, in the form of Exhibit J hereto.

“Buyer Indemnified Parties” means, collectively, Buyer, its Affiliates, its and their successors and permitted assigns, and all of their respective shareholders, trustees, directors, managers, members, officers, employees, agents and representatives.

“Buyer Project Company” is one or more direct or indirect wholly-owned subsidiaries of Buyer set up by Buyer to hold the Interests following the Closing.

“Buyer’s Observers” is defined in Section 6.4(b).

“Capital Commitments” means either (i) binding contractual commitments to make capital expenditures relating to the Projects incurred by or on behalf of the Company on or after the Purchase Price Date, or (ii) planned capital expenditures relating to the Projects as of the Effective Date, which planned capital expenditures would be incurred by or on behalf of the Company, in each case as set forth in Schedule 5.

“Certificate Purchase Agreement” means the Certificate Purchase and Sale Agreement dated April 30, 2003, among the Company, Constellation and the other parties thereto, as amended by that certain letter agreement dated January 25, 2006, by Amendment No. 1 thereto dated as of October 31, 2006 and by the Assignment, Assumption, Release and Amendment Agreement.

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“Code” means the Internal Revenue Code of 1986 as amended from time to time or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code as amended from time to time or any successor law.

“Commercially Reasonable Efforts” means efforts that are (a) commonly used by a prudent Person in the same business as Buyer or Sellers, as applicable, in a comparable situation and, (b) in the exercise of reasonable judgment, considering the facts known at the time the effort is engaged in, could have been expected to reach the expected result to the extent such result and the efforts required to attain such result are consistent with applicable Laws, safety, reliability, efficiency, expedition and economy.

“Company” is defined in the Recitals.

“Company Balance Sheet” is defined in Section 4.12.

“Confidentiality Agreement” means the Confidentiality Agreement between Covanta Energy Corporation and Ridgewood Renewable Power, LLC (Ewing Bemiss & Co., on behalf of Ridgewood Renewable Power, LLC), dated February 19, 2008.

“Constellation” means Constellation Energy Commodities Group, Inc., f/k/a Constellation Power Source, Inc.

“Contract” means any contract, agreement, purchase order, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other legally binding arrangement, whether oral or written.

“Daily Production Report” means a daily production report of the Company, a form of which is attached as Exhibit I hereto.

“Demand Notes” means those certain notes payable by the Company to RM and IES as set forth on Schedule 2.

“Disclosing Party” is defined in the definition of Proprietary Information.

“Effective Date” is defined in the introductory paragraph.

“Emergency Situation” means any unplanned occurrence or condition at either of the Projects that Sellers conclude in good faith involves an imminent threat of significant economic loss, interruption of the continuous operations of a Project or otherwise requires immediate action to prevent an immediate threat to health, safety, or the operational integrity of a Project, including, but not limited to, occurrences and conditions that are adverse to such Project’s status with respect to its Permits and the Environment.

“Employee Transfer Agreement” means the Employee Transfer Agreement of even date herewith in the form of Exhibit D hereto.

“Environment” means soil, land surface or subsurface strata, real property, surface waters, groundwater, wetlands, sediments, drinking water supply, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life) and any other environmental medium or natural resource.

“Environmental Claim” means a claim by any Person based upon a breach of Environmental Laws or an Environmental Liability alleging loss of life, injury to persons, property or business, damage to natural resources or trespass to property, whether or not such loss, injury, damage or trespass arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date.

“Environmental Laws” means all applicable Laws and any binding administrative or judicial interpretations thereof relating to: (a) the regulation, protection and use of the Environment; (b) the conservation, management, development, control and/or use of land, natural resources and wildlife; (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Substances; or (d) noise; and includes, without limitation, the following federal statutes (and their implementing regulations): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq; the Solid Waste Disposal Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. § 2601 et. seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136 et seq.; the Coastal Zone Management Act of 1972, as amended, 16 U.S.C. § 1451 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et. seq.; the Rivers and Harbors Act of 1899, as amended, 33 U.S.C. § 401 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. § 1531 et. seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq.; and the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. § 300(f) et seq.; and all analogous or comparable state statutes and regulations.

“Environmental Liabilities” means any Liability under or related to Environmental Laws arising as a result of or in connection with: (i) any violation or alleged violation of Environmental Law with respect to the ownership, operation or use of the Projects; (ii) any claim by any Person caused (or allegedly caused) by the presence, exposure to, or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Projects; (iii) the investigation and/or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences after the Closing Date) of Hazardous Substances that are present or have been Released at, on, in, under, adjacent to or migrating from the Projects; (iv) compliance with Environmental Laws with respect to the ownership, operation or use of the Projects; (v) any claim by any Person arising from or relating to the off-site disposal, treatment, storage, transportation, discharge, Release or recycling, or the arrangement for such activities, of Hazardous Substances in connection with the ownership, operation or use of the Projects; and (vi) the investigation and/or remediation of Hazardous Substances that are generated, disposed, treated, stored, transported, discharged, Released, recycled, or the arrangement of such activities, in connection with the ownership, operation or use of the Projects, at any Offsite Disposal Facilities.

“Equity Interests” of the Company means (i) the limited liability company interests or other equity securities of the Company, including, with respect to the Company, the Interests, (ii) Options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any limited liability company interests or other equity securities of the Company, (iii) securities convertible into or exercisable or exchangeable for limited liability company interests or other equity securities of the Company, and (iv) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” is defined in Section 4.9(b).

“Escrow Agreement” means the Escrow Agreement of even date hereof in the form of Exhibit L hereto.

“Event of Loss” is defined in Section 11.2.

“Exhibits” means the exhibits to this Agreement.

“Existing Interests” is defined in the Recitals.

“FERC” means the Federal Energy Regulatory Commission, or its regulatory successor, as applicable.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Good Engineering Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric generating industry during the relevant time period, or any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Engineering Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region or as required by any Governmental Authority or standards setting agency including but not limited to FERC, the System Operator, the North American Electric Reliability Corporation and the Electric Reliability Organization.

“Governing Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any limited liability agreements or other comparable documents to those listed in (a) above, adopted or filed in connection with the creation, formation, or organization of a Person that is not a corporation; and (c) any amendment to any of the foregoing.

“Governmental Authority” means any federal, state, local or other governmental, regulatory or administrative agency (including the FERC, the Federal Trade Commission and the Department of Justice), commission, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substance” means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, urea formaldehyde foam insulations, lead-based paint and polychlorinated biphenyls; (b) any products, mixtures, compounds, materials or wastes, air emissions, toxic substances, wastewater discharges and any chemical, material or substance that may give rise to liability pursuant to, or is listed or regulated under, or the human exposure to which or the Release of which is controlled or limited by applicable Environmental Laws; and (c) any materials or substances defined in Environmental Laws as “hazardous”, “toxic”, “pollutant”, or “contaminant”, or words of similar meaning or regulatory effect.

“IES” is defined in the introductory paragraph.

“Improvements” means all material buildings, structures (including all fuel handling and storage facilities), utility facilities, machinery and equipment, fixtures, construction work in progress, including all piping, cables and similar equipment forming part of the mechanical, electrical, plumbing or HVAC infrastructure of any building, structure or equipment, and including all generating units, located on and affixed to a Site.

“Indebtedness” means, for any Person, indebtedness, obligations or other liabilities: (a) created, issued or incurred by such Person for borrowed money (including, without limitation, by loan or the issuance and sale of debt securities or the sale of assets of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such assets of such Person from such Person), (b) of such Person to pay the deferred purchase or acquisition price of assets of such Person or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 120 days of the date the respective goods are delivered or the respective services are rendered, (c) of such Person or others secured by a Lien on the assets of such Person, whether or not the respective indebtedness so secured has been assumed by such Person, (d) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person, (e) of such Person in respect of surety bonds or similar instruments, (f) of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) assets of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and (g) in respect of contingent obligations of such Person which guarantee or in effect guarantee any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly. With respect to the Company and the Sellers, “Indebtedness” shall not include any amounts expended by Sellers on behalf of the Company as contemplated in Section 11.2(g).

“Initial Amount” is defined in Section 2.1(b).

“Interest Rate” means 4.26% per annum.

“Interests” is defined in the Recitals.

“Interim Period” means that period of time commencing on the Effective Date and ending at the time of the Closing.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means (i) with respect to Sellers, the actual knowledge, after due inquiry, of Randall D. Holmes, Douglas R. Wilson, Jeffrey H. Strasberg and Kevin Crossman at the Effective Date, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate, and with respect to IES only, for purposes of Section 6.15, Joseph Oskorep, (ii) with respect to Buyer, the actual knowledge, after due inquiry, of Matthew Mulcahy, Deepak Gupta, Sami Kabbani and Martin Leys at the Effective Date, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate.

“Laws” means all laws, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitutions, ordinances, common law, or treaties, of any federal, state, local municipal and foreign, international, or multinational government or administration and related agencies.

“Letter Agreement” means the letter agreement between each Seller and Buyer of even date herewith regarding certain post-Closing covenants, in the form initialed by the Sellers and Buyer as of the date hereof.

“Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, deed of trust, pledge, assessment, lien, security interest, charge, claim, levy, equitable interest, Option, easement, encumbrance, restriction on transfer, right of first refusal, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for security for the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Linwood” means Linwood 0708 LLC, a Delaware limited liability company.

“LLC Agreement” means the Amended and Restated Operating Agreement of the Company made as of June 11, 1997 between the Sellers.

“Losses” is defined in Section 11.4.

“Major Loss” is defined in Section 11.2(c).

“Market Rules and Procedures” means all criteria, rules, tariff provisions, standards, procedures, manuals, business practices or other documentation, obligations or understandings that are imposed by a power pool, System Operator, regional transmission organization or other similar entity applicable to the Projects and obligations associated therewith.

“Material Adverse Effect” means, with respect to the Company or a Project (as the case may be and as specified in the provisions in which this defined term is used) any change, effect, event, condition, occurrence or state of facts that is, or would likely be, materially adverse to the business, operations, assets, properties, condition (financial or otherwise), liabilities or results of operations of the Company or any of the Projects (as the case may be and as specified in the provisions in which this defined term is used); provided, however, that any such change, event or effect resulting from or arising out of changes in economic conditions generally or in the power industry, or changes in general regulatory or political conditions affecting the power industry, in each case, unless such change specifically adversely targets the Company or any of the Projects, shall not constitute a Material Adverse Effect.

“Net Working Capital” shall mean the net working capital of the Company, which shall be an amount equal to $8,956,817.

“Offsite Disposal Facility” means a location, other than a Project or a Site, that receives or received Hazardous Substances for treatment, storage, and/or disposal by the Company.

“Operating Debt” means the amounts due in the ordinary course from the Company to RPMC for reimbursement of operating expenses pursuant to the Amended and Restated Operating Agreement between the Company and RPMC.

“Operating Employee Plans” is defined in Section 4.9(a).

“Operating Employees” means the employees of RPMC who are involved in the day-to-day physical or “hands-on” operation and maintenance of either Project and the supervisors of such employees who are on-site at either Project.

“Option” with respect to any Person means any security, right, subscription, warrant, option, phantom equity rights or other Contract that gives the right to (i) purchase or otherwise receive or be issued any equity interest of such Person or any security of any kind convertible into or exchangeable or exercisable for any equity interest of such Person, or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of the equity interests of such Person, including any rights to participate in the equity or income of such Person, the right to receive distributions or the right to participate in or direct the election of any directors or officers of such Person or the manner in which any equity interests of such Person are voted.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Party” and “Parties” are defined in the introductory paragraph.

“Permits” means all certificates, licenses, permits, registrations, authorizations, approvals, consents, orders, decisions and other actions of a Governmental Authority pertaining to a particular Project, or the ownership, operation or use thereof.

“Permitted Encumbrance” means any of the following: (i) Liens for Taxes or other charges or assessments by any Governmental Authority to the extent that the payment thereof is not in arrears or otherwise due; (ii) encumbrances in the nature of zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority; (iii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, that, in the case of clauses (i) through (iii), inclusive, secure obligations to the extent that payment thereof is not in arrears or otherwise due and that have been incurred under Good Engineering Practices; (iv) any Lien or title imperfection with respect to any Project created by or resulting from any act or omission of Buyer; (v) all exceptions set forth in the title commitments attached as Schedule 4.3(b) (“Title Commitments”) or discoverable based on a review of the land records of the respective towns in which each Project is located on or prior to the Purchase Price Date, none of which materially detract from the operation or use of such property in the business of the Company as conducted on the Effective Date; (vi) any Lien arising from a purchase money security interest of a third party; (vii) any Lien arising temporarily as a result of the Company’s replacement of any loss arising from the circumstances described in Section 11.2(b), (c) and (d) so long as such Lien is removed prior to or at the Closing; and (viii) matters set forth on a Schedule, including but not limited to Schedule 4.3(a).

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Plan” means any bonus, deferred compensation, incentive compensation, employment, change in control, retention, stock purchase, restricted stock, stock option, severance, hospitalization or other medical, life or other insurance, employee welfare, supplemental unemployment benefit, fringe benefit, profit-sharing, pension or retirement plan, program, policy, agreement or arrangement or any other employee benefit plan, program, agreement or arrangement, including without limitation any “employee pension benefit plan” and any “employee welfare benefit plan” as those terms are defined in section 3 of ERISA.

“Project Contracts” means the contracts and agreements listed in Schedule 4.6(a).

“Projects” is defined in the Recitals.

“Proprietary Information” means all information about any Party (the “Disclosing Party”) or its or the Company’s properties (including without limitation the Projects) or operations furnished to any other

Party (the “Receiving Party”) or its Representatives by the Disclosing Party or its Representatives, after the date hereof, regardless of the manner or medium in which it is furnished. Proprietary Information does not include information that (a) is or becomes generally available to the public, other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement; (b) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (c) becomes available to the Receiving Party on a nonconfidential basis from a Person, other than the Disclosing Party or its Representatives, who, to the Receiving Party’s actual knowledge, is not otherwise bound by a confidentiality agreement with the Disclosing Party or its Representatives, or is not otherwise under any obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party or its Representatives, or (d) the Disclosing Party discloses to others on a non-confidential basis.

“Purchase Price” is defined in Section 2.1(b).

“Purchase Price Date” means May 31, 2008.

“Qualified Plan” is defined in Section 4.9(c).

“Real Property” is defined in Section 4.3.

“Receiving Party” is defined in the definition of Proprietary Information.

“Related Persons” is defined in Section 11.7.

“Release” means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Substance into the Environment that may cause an Environmental Liability (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substance).

“Releasee(s)” is defined in Section 11.7.

“Remediation” means any or all of the following activities to the extent required to address the presence or Release of Hazardous Substances: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work as well as obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (b) preparing and implementing any plans or studies for any such activity; (c) obtaining a written notice (or an oral notice that is appropriately documented or memorialized) from a Governmental Authority with competent jurisdiction under Environmental Laws or a written opinion of a licensed professional, as contemplated by the relevant Environmental Laws and in lieu of a written notice from a Governmental Authority, that no material additional work is required; and (d) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants).

“Retention Amount” means $1,114,597.20.

“RM” is defined in the introductory paragraph.

“RPMC” means Ridgewood Power Management LLC, a Delaware limited liability company.

“RRP” means Ridgewood Renewable Power, LLC, a New Jersey limited liability company.

“RRP Indemnification Agreement” means the Indemnification Agreement of even date herewith in the form of Exhibit E hereto.

“Schedule” means a schedule to this Agreement.

“Schedule Update” is defined in Section 6.6(b).

“SEC” means the Securities and Exchange Commission.

“Section 4.2(c) Indemnification Agreement” means the Indemnification Agreement of even date herewith in the form of Exhibit K hereto.

“Securities Act” is defined in Section 5.9.

“Sellers” is defined in the introductory paragraph.

“Sellers Omnibus Agreement” means the agreement attached in the form of Exhibit G hereto.

“Sellers Indemnified Parties” is defined in Section 11.4.

“Site” means the Real Property and Improvements forming a part of, or used or usable in connection with, any Project. Any reference to a Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at such Site, and any reference to items “at a Site” shall include all items “at, on, in, upon, over, across, under and within” such Site.

“Superior Proposal” means a bona fide, unsolicited written Alternate Transaction presented to either Seller on such terms that RRP, as the managing shareholder of Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V, determines in good faith, with advice from outside legal and financial advisors, that (A) failure to recommend such an Alternate Transaction would be inconsistent with its fiduciary duties, and (B) that such Alternate Transaction, if consummated in accordance with its terms (including, among other things, all of the terms and conditions of the acquisition proposal, including any termination fees, expense reimbursement provisions, conditions and risks to consummation), would be more favorable from a financial point of view to the shareholders of Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V than the offer presented by Buyer and (i) which shall not be subject to a financial contingency, the cash for which is fully committed or reasonably determined to be available and (ii) is reasonably capable of completion without undue delay, each as determined by RRP as the managing shareholder of the Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V. For purposes of clarification, the issuance by RM of the Confidential Information Memorandum dated February 28, 2008 and any discussions and negotiations with recipients thereof and bidders in response to such memorandum through June 2, 2008 do not constitute a solicitation hereunder by Sellers.

“Surveys” is defined in Section 4.3.

“System Operator” means the operator of a transmission system for electric power and related products and services, and the administrator of regional market settlement systems for electric power and related products and services as provided for under applicable Market Rules and Procedures.

“Taking” is defined in Section 11.2.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or similar governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any payments to any federal, state, local or foreign taxing authorities in lieu of any such tax, and (ii) any transferee liability of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of Law relating to Taxes), as transferee, successor, by contract or otherwise, in respect of any items described in (i); provided, however, that Tax or Taxes does not refer to income taxes payable by the partners of Sellers or the holders of equity interests of such partners.

“Tax Audit” is defined in Section 10.1(e).

“Tax Returns” means any return, declaration, report, claim for refund, election, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; provided, however, that Tax Returns does not refer to any income tax returns filed or required to be filed by the partners of Sellers or the holders of equity interests of such partners.

“Termination Fee” is defined in Section 12.1(d).

“Third Party” means a Person who is not a Party or an Affiliate of a Party.

“Third Party Claim” is defined in Section 11.9(a).

“Title Commitments” is defined in the definition of Permitted Encumbrances.

“Title Company” means Stewart Title Guaranty Company, and in the event that Stewart Title Guaranty Company is unable or unwilling to provide the Title Commitments, then “Title Company” shall mean another nationally-recognized title insurance company selected by Buyer.

“Title Company Affidavit” means an affidavit in the form attached as Exhibit H hereto.

“Termination Date” is defined in Section 12.1(b).

“Transfer and Assignment Agreement” means the Transfer and Assignment Agreement, substantially in the form attached as Exhibit B, for the sale and purchase of the Interests.

“Transfer Taxes” is defined in Section 10.1(g).

“Vacation Accrual Amount” means $47,137.00

“Working Capital Payment” means a payment in an amount equal to Net Working Capital.

2.  Purchase And Sale Of Interests.

2.1 Purchase and Sale of Interests.

(a) In exchange for the consideration described in Section 2.1(b) and Section 2.3, and subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Section 8), at Closing, Sellers shall sell, assign, transfer and convey the Interests to Buyer free and clear of all Liens, and Buyer shall accept the Interests from Sellers, all pursuant to a Transfer and Assignment Agreement in the form attached hereto as Exhibit B.

(b) In consideration for the sale, assignment, transfer and conveyance described in Section 2.1(a), at the Closing, Buyer shall pay to Sellers, and Sellers shall accept from Buyer, an aggregate amount equal to (i) Eighty Two Million Dollars ($82,000,000) (the “Initial Amount”) plus (ii) the Working Capital Payment, plus (iii) interest on the Initial Amount and the Working Capital Payment accruing at the Interest Rate from the Purchase Price Date to and including the Closing Date, minus (iv) the Retention Amount, minus (v) the Vacation Accrual Amount (such aggregate amount being referred to herein as the “Purchase Price”). The Purchase Price shall be payable at the Closing by wire transfer of immediately available funds to Sellers in accordance with written instructions of Sellers given to Buyer at least three (3) Business Days prior to the Closing.

2.2 Closing.  Unless otherwise agreed to by the Parties, the purchase and sale of the Interests contemplated by this Agreement (the “Closing”) shall take place at the offices of Day Pitney LLP, 7 Times Square, New York, New York, commencing at 9:00 a.m. Eastern time on the date that is five (5) days (or, if the fifth day is not a Business Day, then the next Business Day following such fifth day) following the date on which all of the conditions set forth in Sections 8.1 and 8.2 have either been satisfied or waived by the Party for whose benefit such condition exists, such satisfaction or waiver to conform to Section 13.12 and shall be deemed to have been closed as of 5:00 p.m. on such date. The date of Closing is hereinafter called the “Closing Date.”

2.3 Payments to Sellers.  Sellers shall notify Buyer of the allocation of the amounts due hereunder to each Seller pursuant to the Sellers Omnibus Agreement in an instrument signed by both Sellers, which shall be delivered to Buyer at least three (3) Business Days prior to the date on which such payment is due.

Payment by Buyer of such amounts in accordance with such instrument shall satisfy its obligations to make payments to either Seller hereunder.

3.  Representations And Warranties as to Sellers and Interests.

Each Seller represents and warrants to Buyer, solely as to itself and not with respect to the other Seller, that each of the statements set forth below is true and correct in all respects as of the Effective Date and shall be true and correct as of the Closing Date, provided that an exception or qualification set forth in any Schedule with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear or otherwise make Buyer reasonably aware that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered:

3.1 Organization of Sellers.  Such Seller is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires it to be qualified, except for jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Seller’s ability to execute and deliver the Agreement or to perform its obligations hereunder. Copies of the Governing Documents of such Seller have been heretofore made available to Buyer and are accurate and complete.

3.2 Authorization of Transaction.  Such Seller has the power and authority (including full limited liability company or corporate power and authority) to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and, subject to the terms hereof (including the satisfaction of the closing conditions in Section 8.2), to perform its obligations hereunder. All limited liability company or corporate actions or proceedings to be taken by or on the part of such Seller to authorize and permit the due execution and valid delivery by such Seller of this Agreement and the instruments required to be duly executed and validly delivered by such Seller pursuant hereto and thereto, the performance by such Seller of its obligations hereunder, and the consummation by such Seller of the transactions contemplated herein, have, subject to the terms hereof (including the satisfaction of the closing conditions in Section 8.2), been duly and properly taken. This Agreement has been duly executed and validly delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms and conditions, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement thereof is in a proceeding at law or in equity).

3.3 Noncontravention.  Subject to the satisfaction of the closing conditions in Section 8.2 and the other terms and conditions hereof, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, shall (a) violate any Law to which such Seller is subject or any provision of the Governing Documents of such Seller, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of the Interests owned as of the date hereof and as of the Closing Date by such Seller), except for matters that shall not have a material adverse effect on such Seller’s ability to execute and deliver this Agreement or to perform its obligations hereunder or as disclosed in Schedule 3.3.

3.4 Brokers’ Fees.  Such Seller is party to an agreement with Ewing Bemiss & Co. requiring the payment of fees in connection with the transactions contemplated by this Agreement for which Buyer shall not be liable or obligated. Such Seller has no Liability or obligation to pay any fees or commissions to any other broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

3.5 No Other Indebtedness.  The Demand Notes that such Seller purports to own are reflected on Schedule 2 and such Demand Notes, together with the Operating Debt, constitute all of such Seller’s direct and indirect right, title and interest in or to Indebtedness of the Company as of the date hereof.

4.  Representations And Warranties as to Company and Projects.

The Sellers jointly and severally represent and warrant to Buyer that each of the statements set forth below is true and correct in all respects as of the Effective Date and shall be true and correct as of the Closing Date, provided that an exception or qualification set forth in any Schedule with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear or otherwise make Buyer reasonably aware that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered:

4.1 Organization of Company.  The Company is duly organized, validly existing and in good standing under the laws of the State of Illinois, and is duly qualified to do business and is in legal existence in each jurisdiction in which the ownership of its property or the conduct of its business requires it to be qualified, except for jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Copies of the Governing Documents of the Company, as amended and in effect on the date hereof, have been heretofore made available to Buyer and are accurate and complete.

4.2 Equity Interests.

(a) Sellers own beneficially and of record and have good and valid title to all of the Existing Interests as set forth on Schedule 1 hereto as of the date hereof, and will own beneficially and of record and have good and valid title to all of the Interests as set forth on Schedule 1 and Schedule 2 hereto as of the Closing Date, in each case free and clear of all Liens. The Existing Interests constitute all of the issued and outstanding Equity Interests in the Company as of the date hereof and are free and clear of all Liens, and the Interests will constitute all of the issued and outstanding Equity Interests in the Company as of the Closing Date and will be free and clear of all Liens (in each case other than those of Buyer created by this Agreement). The Existing Interests have been duly authorized, are validly issued, fully paid and nonassessable, were issued free of any preemptive or other similar rights, and were not issued in violation of the Securities Act or any other applicable Laws, and the Additional Interests, when issued, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued free of any preemptive or other similar rights, and will not be issued in violation of the Securities Act or any other applicable Laws. Other than the Existing Interests held by Sellers, as of the date hereof, no Person owns or holds any interest in the profits or losses of the Company, any rights to affect the management of the Company or any rights to receive distributions from the Company, and as of the Closing Date, other than the Interests held by Sellers, no Person will own or hold any interest in the profits or losses of the Company, any rights to affect the management of the Company or any rights to receive distributions from the Company. There are no equity holder agreements, voting trusts, proxies, commitments or other agreements or understandings relating to the issuance, sale, or transfer of any Equity Interests in the Company, other than this Agreement, the LLC Agreement and the Sellers Omnibus Agreement;

(b) Except as set forth in the LLC Agreement and the Sellers Omnibus Agreement, there are no outstanding Options issued or granted by, or binding upon, either Sellers or the Company for any Person to purchase or sell or otherwise acquire or dispose of any Equity Interests in the Company, other than Buyer’s rights under this Agreement; and

(c) Except as set forth in the Certificate Purchase Agreement, the Company does not hold and has never had any assets, interests or business including any interests in any joint venture, partnership, proprietorship, corporation or other business entity, other than those related to the Projects.

4.3 Title to Assets.  Schedule 4.3(c) lists all real property, Improvements, easements, rights of way and other interests in real property owned by the Company and each Project (“Real Property”). All such Real Property is owned of record by the Company with good and marketable fee simple title free and clear of all

Liens other than Permitted Encumbrances. Except as set forth on Schedule 4.3(d), all of the Assets located at the Project Sites, other than such property belonging to contractors pursuant to one or more Contracts, is owned of record by the Company with good and marketable title free and clear of all Liens other than Permitted Encumbrances. The Assets constitute all of the material assets and properties necessary and appropriate for the conduct of the business of the Projects as currently being conducted. There are no existing real property leasing arrangements of any nature relating to the Assets. Sellers have delivered to Buyer surveys for the Real Property, in each case prepared by Michael Baker Jr., Inc. dated September 29, 1989 (“Surveys”). The Surveys show the Real Property, and there have been no changes in the boundary lines or, other than the addition of (i) buildings for the storage of ash on each Site, (ii) an attachment to the cooling tower building for the circulating pumps on the Jonesboro Site, and (iii) the attachment to the side stream building for the sludge dumpster on the Jonesboro Site, in the buildings or other Improvements shown on the Surveys since the date of the Surveys.

4.4 Noncontravention.  Subject to the satisfaction of the closing conditions in Section 8.2 and the other terms and conditions hereof, neither the execution and the delivery of this Agreement and the Ancillary Agreements to which the Company or Sellers are a party nor the consummation of the transactions contemplated hereby and thereby, shall (a) violate any Law to which the Company is subject or any provision of the Governing Documents of the Company, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is bound or to which any of the Assets of the Company is subject or properties are bound (or result in the imposition of any Lien, except for Permitted Encumbrances, upon any of such Assets), except for matters that shall not have a Material Adverse Effect on the Company and on any Project or as disclosed in Schedule 4.4.

4.5 Legal and Other Compliance; Permits.

(a) The Company is in compliance with all current Laws applicable to the Company and each Project, other than as disclosed in Schedule 4.5(a) and other than with respect to matters covered by Section 4.10 and where the violation thereof is not reasonably likely to have a Material Adverse Effect on the Company and any Project, and to Sellers’ Knowledge there are no such violations as of the date hereof (whether or not the same would have a Material Adverse Effect on the Company and any Project).

(b) Schedule 4.5(b)(i) sets forth all Permits that are material to the ownership or operation of each Project owned or operated by the Company. The Company is in compliance with the terms of all current Permits held by the Company, other than as disclosed in Schedule 4.5(b)(ii) and where the violation of the terms thereof is not reasonably likely to have a Material Adverse Effect on the Company and any Project, and to Sellers’ Knowledge there are no such violations as of the date hereof (whether or not the same would have a Material Adverse Effect on the Company and any Project). To Sellers’ Knowledge, there are no transfers or reissuances of, or consents to, Permits required in order to effect the purchase and sale of the Interests to Buyer in accordance with the terms of this Agreement.

4.6 Project Contracts.

(a) Except for those contracts and agreements included in the Project Contracts set forth on Schedule 4.6(a), the Company is not a party to any written contract or agreement that provides for the sale of any amount of capacity, energy or environmental attributes from the Projects (whether or not entered into in the ordinary course of business). Schedule 4.6(a) also sets forth a true, correct and complete list of the following Project Contracts to which the Company is a party or by which the Company or any of its Assets are bound:

(1) all Project Contracts requiring payments by or to the Company in excess of $50,000 for each individual Contract;

(2) all Contracts with Sellers or any Affiliate of Sellers other than the Company;

(3) all fuel supply and fuel related Contracts;

(4) all ash, reclamation and waste disposal Contracts;

(5) all trucking and transportation Contracts;

(6) all water and water related Contracts;

(7) all transmission and interconnection Contracts;

(8) all Contracts related to Indebtedness;

(9) all joint venture Contracts, partnership agreements, limited liability company or other Contracts (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or the Projects with any other Person;

(10) all material Contracts entered into other than in the ordinary course of business consistent with past practice and not otherwise listed on Schedule 4.6(a) of Sellers’ Disclosure Schedule.

(b) Except as disclosed in Schedule 4.6(b), (i) each of the Project Contracts listed on Schedule 4.6(a) constitutes a legal, valid, enforceable and binding obligation of the Company and (ii) the Company is not in breach or default in any material respect under any of such Project Contracts that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on any Project and, to Sellers’ Knowledge, the other parties to such Project Contracts are not in breach or default in any material respect under any of such Project Contracts. To the Knowledge of Sellers no condition or event exists or has occurred that, with notice or lapse of time or both, would constitute a default or a basis for a claim of excusable delay or non performance, or permit termination, modification or acceleration, by any party under any Project Contract that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on any Project.

4.7 Insurance.  Except as set forth in Schedule 4.7, all policies of fire, liability, and other forms of insurance owned or held by the Company insuring the Projects are in full force and effect, and shall either (a) remain in full force and effect through the Closing Date, or (b) if no longer commercially available or if cancelled by the insurance company, be replaced with policies of comparable quality and comparable insurers as of the Closing Date. All premiums with respect to policies that remain in full force and effect through the Closing Date have been or will be paid up to and including the Closing Date, and no written notice of cancellation or termination has been received with respect to any such policy that was not replaced on substantially similar terms prior to the date of such cancellation. True, correct and complete copies of such insurance policies have been made available to Buyer. Except as described in Schedule 4.7, as of the date of this Agreement, or with respect to any policies that may be replaced by the Company prior to the Closing Date as described in this Section 4.7, the Company has not been refused any insurance with respect to the Projects.

4.8 Litigation.  Except as disclosed in Schedule 4.8, no action, suit, claim, demand or other proceeding is pending or, to Sellers’ Knowledge threatened, that would be reasonably likely to result in a Material Adverse Effect with respect to the Company or any Project.

4.9 Employees and Employee Benefits.

(a) Since 1999, the Company has not directly hired any employees. Schedule 4.9(a) sets forth a list of all Plans in which Operating Employees participate (the “Operating Employee Plans”). No Plan is maintained, participated in or directly contributed to by the Company. To Sellers’ Knowledge, the Operating Employee Plans are the only Plans in which any Operating Employee is eligible to participate or has any vested benefits as of the date of this Agreement.

(b) No Plan maintained, contributed to or participated in by the Company, or any entity treated as a single employer with the Company under Code Section 414 (an “ERISA Affiliate”) is a “defined benefit plan” within the meaning of ERISA Section 3(35) or a “multiemployer plan” within the meaning of ERISA Section 3(37). Neither the Company, nor any ERISA Affiliate have fully or partially withdrawn from a multiemployer plan within the past six years or incurred, or could reasonably be expected to incur, any liability pursuant to Title IV of ERISA.

(c) Each Operating Employee Plan intended to be a qualified plan pursuant to Code Section 401(a) (a “Qualified Plan”) has been determined to be so qualified and has been administered in compliance with its terms. Each Qualified Plan complies with the terms of ERISA, the Code and all other applicable law.

(d) Except as set forth in Schedule 4.9(d), the Company does not have any liability in respect of health, medical or life insurance benefits attributable to any employee’s post-retirement period, except for coverage under Code Section 4980B.

(e) Except as set forth on Schedule 4.9(e), no Operating Employee Plan exists that, as result of the execution of this Agreement (whether alone or in connection with subsequent events), would reasonably result in (i) payment of any money or property to any Operating Employee, (ii) the provision of any benefits or other rights to a Operating Employee, or (iii) the increase, acceleration or provision of any payment, benefit or other right to any Operating Employee. No amount so disclosed is an “excess parachute payment” within the meaning of Code Section 280G.

4.10 Environmental Matters.  Except where such matters, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on any Project, and except that, with respect to all such matters solely relating to the period prior to January 1, 2000, Sellers shall make the following representations and warranties qualified solely to the Knowledge of Sellers, (i) the Company has not received any written notice from any Governmental Authority that it is not in compliance with Environmental Laws or has failed to obtain material Permits required for the ownership or operation of the Company’s Projects under Environmental Laws; (ii) the Company has not received any written notice from any Governmental Authority that the Company’s Projects are listed under the Comprehensive Environmental Response, Compensation Liability Information Systems or, to the Knowledge of Sellers, any similar state list; (iii) the Company has not received any written notice from any Person reasonably alleging Liability for any Environmental Claims; (iv) Company has complied and is in compliance with, and the Real Property and all Improvements thereon are in compliance with, all Environmental Laws; (v) Company has no liability, known or unknown, contingent or absolute, under any Environmental Law, nor is Company responsible for any such liability of any other person under any Environmental Law, whether by contract, by operation of law or otherwise; (vi) Company has been duly issued, and maintains all Permits related to Environmental Laws necessary to operate the business of Company and the Projects as currently operated, Company has timely filed applications for all Environmental Permits, and (vii) except as set forth in Schedule 4.10, no Real Property, and to the Sellers’ Knowledge no property to which Hazardous Substance originating on or from such properties or the businesses of the Company has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or, to the Knowledge of Sellers, on any other governmental database or list of properties that may or do require Remediation under Environmental Laws, nor to the Sellers’ Knowledge have the Seller or Company arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Substance at any location such that it is or could be liable for Remediation of such location pursuant to Environmental Laws. Sellers have no Knowledge of any matters that could give rise to Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect on any Project that is not disclosed or identified in Schedule 4.10.

4.11 Condemnation.  Except as set forth in Schedule 4.11, the Company has not received a written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority all or any part of the Projects or the Assets that could reasonably be expected to have a Material Adverse Effect on any Project.

4.12 Company Balance Sheet.  The Company has delivered to Buyer an unaudited balance sheet as of the Purchase Price Date (the “Company Balance Sheet”). The Company Balance Sheet fairly presents the financial condition of the Company as of such date and is in accordance with GAAP, subject to normal recurring year-end adjustments (the effect of which shall not, individually or in the aggregate, be materially adverse) and the absence of disclosures required by GAAP. Except as contemplated in the Sellers Omnibus Agreement, since the Purchase Price Date, the Company has not made any equity distribution to Sellers or paid any other returns of or on the capital investment of Sellers in the Company, including any payment of principal of or interest on the Demand Notes.

4.13 Books and Records.  The minute books of the Company, as previously made available to Buyer and its representatives, includes accurate records of all actions of the manager and members, where applicable, of the Company. The books of account and other financial records of the Company, which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions.

4.14 No Undisclosed Liabilities.  Except as set forth in Schedule 4.14, to such Seller’s Knowledge, the Company has no liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP except for (a) as of the Purchase Price Date, liabilities as are reflected or reserved against in the Company Balance Sheet (in an amount no greater than the dollar amount set forth thereon) or which would be set forth only in a footnote thereto, (b) current liabilities incurred in the ordinary course of business since the Purchase Price Date and prior to the Effective Date, and (c) liabilities as of the Closing Date incurred since the Effective Date pursuant to Section 6.3 plus liabilities incurred not in breach of Section 6.3 or Section 13.14 since the Effective Date that do not individually or in the aggregate exceed $500,000.00.

4.15 Taxes.  The Company has filed or caused to be filed, within the times and manners prescribed by Laws (taking into account all properly granted extensions and amnesty periods), all Tax Returns required to be filed by, or with respect to, the Company. All such Tax Returns are true and complete in all material respects. All Taxes payable by or due from the Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company. Except as set forth in Schedule 4.15: (i) no examination of any Tax Return of the Company is currently in progress or to Sellers’ Knowledge, threatened or proposed; (ii) there are no outstanding agreements, consents, or waivers extending the statutory period of limitations applicable to any Tax Return of the Company; (iii) there is no suit, audit, claim or assessment pending or proposed to the Company in writing with respect to Taxes of the Company; and (iv) there are no written assessments of Taxes from any taxing authority against the Company. The Company is not a party to any Tax sharing or Tax indemnity agreements or similar arrangements, other than this Agreement, pursuant to which the Buyer or the Company would have any obligation to make payments after Closing. The Company has not made any election, pursuant to Treasury Regulation Section 301.7701-3, to be classified as an association and is therefor taxed as a partnership for U.S. federal income tax purposes.

4.16 Operations.  Except as set forth on Schedule 4.16, to the Knowledge of Sellers, neither the Sellers nor the Company has taken or failed to take any act since the Purchase Price Date to the Effective Date which would have constituted a material breach of any covenant under Section 6.3 herein had Section 6.3 been in effect since the Purchase Price Date to the Effective Date.

4.17 Disclaimers.

(a) EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 AND THIS SECTION 4, THE ASSETS AND INTERESTS ARE “AS IS, WHERE IS,” AND EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE PROJECTS, TITLE, CONDITION, VALUE OR QUALITY OF THE PROJECTS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PROJECTS INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACTUAL OR RATED GENERATING CAPABILITY OF THE PROJECTS OR THE ABILITY OF THE COMPANY TO SELL THE PROJECTS’ ENVIRONMENTAL ATTRIBUTES, ELECTRIC ENERGY, CAPACITY OR OTHER PRODUCTS.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 AND THIS SECTION 4, EACH SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, THE PROJECTS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ASSETS OR THE PROJECTS, OR ANY PART THEREOF, INCLUDING, WITHOUT LIMITATION, WHETHER THE

COMPANY POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE ITS PROJECTS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 AND THIS SECTION 4, EACH SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS.

(c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 AND THIS SECTION 4, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ASSETS, THE PROJECTS OR THE SUITABILITY OF THE PROJECTS FOR OPERATION AS POWER PLANTS OR AS SITES FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY, AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY OR ON BEHALF OF SUCH SELLER OR BY ANY BROKER OR INVESTMENT BANKER, INFORMATION PROVIDED DURING DUE DILIGENCE, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, SHALL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROJECTS.

5.  Representations And Warranties Of Buyer.

Buyer represents and warrants to Sellers that the statements contained in this Section 5 are true and correct as of the Effective Date and shall be true and correct as of the Closing Date, provided that an exception or qualification set forth in any Schedule with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear or otherwise make Buyer reasonably aware that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered:

5.1 Organization of Buyer.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Copies of the Governing Documents of Buyer have been heretofore delivered to Sellers and are accurate and complete.

5.2 Authorization of Transaction.  Buyer has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party and, subject to receipt of all the approvals set forth on Schedule 4, to perform its obligations hereunder and thereunder. All corporate actions or proceedings to be taken by or on the part of Buyer to authorize and permit the due execution and valid delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the instruments required to be duly executed and validly delivered by Buyer pursuant hereto and thereto, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated herein and therein, have been duly and properly taken. This Agreement and the Ancillary Agreements to which Buyer is a party has been duly executed and validly delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement thereof is in a proceeding at law or in equity).

5.3 Noncontravention.  Subject to the satisfaction of the closing conditions in Section 8.1 and the other terms and conditions hereof, neither the execution and the delivery of this Agreement and the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) violate any Law to which Buyer is subject or any provision of the Governing Documents of Buyer or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except for matters that shall not have a material adverse effect on Buyer’s ability to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party or to perform its obligations hereunder and thereunder.

5.4 Brokers’ Fees.  Buyer is party to an agreement with Merrill Lynch & Co. requiring the payment of fees in connection with the transactions contemplated by this Agreement for which Sellers shall not be liable or obligated. Buyer has no Liability or obligation to pay any fees or commissions to any other broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

5.5 Litigation.  No action, suit, claim, demand or other proceeding is pending or, to Buyer’s Knowledge, threatened that would be reasonably likely to result in a material adverse effect on Buyer’s ability to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party or to perform its obligations hereunder and thereunder or that questions the validity of this Agreement or the Ancillary Agreements to which Buyer is a party or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or of the Ancillary Agreements to which Buyer is a party.

5.6 No Knowledge of Sellers’ Breach.  Buyer has no Knowledge of any breach by Sellers of any representation or warranty contained in Section 3 or Section 4, or of any condition or circumstance that would excuse Buyer from performance of its obligations under this Agreement or the Ancillary Agreements to which Buyer is a party.

5.7 Availability of Funds.  Buyer has sufficient funds available to it to pay the Purchase Price on the Closing Date and to enable Buyer to perform all of its obligations under this Agreement, the Backup Agreement and the Buyer Guaranty.

5.8 “As Is” Sale.  The representations and warranties set forth in Section 3 and Section 4 constitute the sole and exclusive representations and warranties of each Seller in connection with the transactions contemplated hereby. There are no representations, warranties, covenants, understandings or agreements among the Parties regarding the Interests, the Company, the Assets or the Projects or their transfer other than those incorporated in this Agreement. Except for the representations and warranties expressly set forth in Section 3 and Section 4, Buyer disclaims reliance on any representations, warranties or guarantees, either express or implied, by either Seller including but not limited to any representation or warranty expressed or implied in any oral, written or electronic response to any information request provided to Buyer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 AND SECTION 4, BUYER ACKNOWLEDGES AND AGREES THAT THE ASSETS AND THE INTERESTS ARE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE, AND THAT PRIOR TO THE EXECUTION OF THIS AGREEMENT, BUYER HAS CONDUCTED TO ITS SATISFACTION ALL NECESSARY AND SUFFICIENT EXAMINATION OF THE ASSETS AND THE PROJECTS, AND THAT BUYER IS RELYING ON ITS OWN EXAMINATION OF THE ASSETS AND THE PROJECTS, AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY MADE BY OR ON BEHALF OF SELLERS OR ANY BROKER OR INVESTMENT BANKER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES IN SECTION 4.2 (EQUITY INTERESTS), THE OTHER REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT TERMINATE AS OF THE CLOSING DATE OR TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 12.1, AND THAT FOLLOWING THE CLOSING DATE OR SUCH TERMINATION, AS THE CASE MAY BE, BUYER SHALL HAVE NO RECOURSE AGAINST SELLERS WITH RESPECT TO ANY BREACH OF SUCH REPRESENTATIONS AND WARRANTIES.

5.9 Purchase for Investment.  Buyer acknowledges that the Existing Interests have not been, and the Additional Interests will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. Buyer is not an “underwriter” (as such term is defined in the Securities Act), and is purchasing the Interests solely for investment with no present intention to distribute any of the Interests to any Person, and Buyer shall not sell or otherwise dispose of any of the Interests, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations thereunder and any applicable state securities laws. Buyer is an “accredited investor” as defined under Regulation D promulgated under the Securities Act.

5.10 Qualified Buyer.  Buyer is qualified to obtain any Permits and the approvals set forth in Schedule 4 necessary for Buyer to consummate the transactions contemplated by this Agreement.

5.11 Defense Production Act.  Buyer is not a “foreign person” for purposes of Section 721 of the Defense Production Act, 50 U.S. App. § 2170, as amended.

6.  Covenants of Sellers.

Sellers and the Company (where specified) agree as follows:

6.1 General.  Prior to the Closing, each of the Sellers shall use Commercially Reasonable Efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as practicable after the Effective Date (including satisfaction, but not waiver, of the closing conditions set forth in Section 8).

6.2 Notices, Consents and Approvals.

(a) Sellers shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed on their part under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Sellers shall use Commercially Reasonable Efforts to make any such filings, as promptly as possible after the Effective Date, to respond promptly to any requests for additional information made by either of such agencies, and to cause any waiting periods under the Hart-Scott-Rodino Act to terminate or expire at the earliest possible date after the date of filing. Sellers shall bear their own costs for the preparation of any filing. Sellers shall use Commercially Reasonable Efforts to cause any waiting period under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement to expire or terminate at the earliest possible time.

(b) Sellers and Buyer shall jointly prepare and file or cause to be filed with the Federal Energy Regulatory Commission an application pursuant to Section 203(a) of the Federal Power Act, requesting approval for the transactions contemplated hereby. Sellers and Buyer shall use Commercially Reasonable Efforts to make any such filings, as promptly as possible after the Effective Date. Sellers and Buyer shall bear their own costs for the preparation of any filing.

(c) RM shall seek shareholder approval from each of Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V, to the extent necessary, to consummate the transactions as contemplated by this Agreement.

(d) Prior to the Closing, Sellers and the Company shall use Commercially Reasonable Efforts to (i) promptly prepare, support, assist in preparing, join in and file any filings, applications and all other necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents and (iii) obtain and not oppose, directly or indirectly, all necessary consents, approvals and authorizations of all other parties necessary or advisable to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company or either Seller is a party or by which any of them or any of their properties is bound. Buyer shall cooperate with all such efforts by Seller and the Company. Buyer shall have the right to review in advance all information relating to the transactions contemplated by this Agreement that appear in any filing made by Sellers in connection with the transactions contemplated hereby.

(e) On or before the Closing, Sellers and the Company shall use their Commercially Reasonable Efforts to renew or extend any applicable Permit that has expired or will expire prior to or within ninety days after the Closing Date.

(f) Sellers and the Company shall provide prior notice to Buyer of, and Buyer shall have the right, without the obligation, to attend, all meetings between Sellers, the Company their agents or Representatives, and Governmental Authorities regarding any Permits, Environmental Claims or Remediation.

6.3 Operation of Business.  During the Interim Period, Sellers shall cause the Company, and the Company agrees, to operate and maintain the Projects in the ordinary course consistent with Good Engineering Practices (including the continued scheduling and performance of regular and customary maintenance and maintenance overhauls), unless otherwise contemplated by this Agreement or with the prior written consent of Buyer such consent to be requested or provided only if consistent with applicable laws. Without limiting the generality of the foregoing, neither Seller shall, without prior approval from the Buyer, during the Interim Period, cause or permit the Company to, nor shall the Company (where applicable):

(a) amend its organizational documents or any recapitalization, reorganization, liquidation, dissolution or winding up of the Company;

(b) except as provided in the Sellers Omnibus Agreement, issue any Equity Interests;

(c) sell, lease (as lessor), transfer or otherwise dispose of, any Assets, other than as used, consumed or replaced in the ordinary course of business consistent with Good Engineering Practices, or materially encumber, pledge, mortgage or suffer to be imposed on any Assets any material encumbrance other than Permitted Encumbrances;

(d) terminate, materially amend, permit the lapse of or fail to renew or otherwise materially modify any material Project Contract or Permit other than in the ordinary course of business, as required by any Governmental Authority, as may be required in connection with any applicable Law, or as may be required in connection with transferring Sellers’ rights or obligations thereunder to Buyer pursuant to this Agreement;

(e) enter into or assign any Project Contract requiring payments by or to the Company in excess of $250,000 or, except as set forth on Schedule 6.3(e), incur Indebtedness in an aggregate principal amount exceeding $250,000 that would remain outstanding after the Closing, other than (i) in the ordinary course of the Company’s business or (ii) in response to an Emergency Situation;

(f) make any Tax election or revoke any Tax election, change the method of Tax accounting, amend any Tax Return, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or make any other agreement with respect to an amount of Taxes in excess of $10,000.00;

(g) elect to be taxed as a corporation for federal or any state income Tax purposes;

(h) make any expenditure to operate and maintain the Projects in excess of $250,000 per individual expenditure, other than (i) in the ordinary course of the Company’s business or (ii) in response to an Emergency Situation;

(i) make any capital expenditure in excess of $250,000 per individual expenditure that is not in accordance with the Capital Commitments, except for (i) those capital expenditures necessitated by Good Engineering Practice, with respect to which Sellers shall advise Buyer of the proposed incurrence thereof not less than ten days prior to the time the capital expenditures are to be made, (ii) capital expenditures made in the ordinary course of the Company’s business and (iii) capital expenditures made in response to an Emergency Situation;

(j) except as set forth in Schedule 6.3(j), hire or engage any Person as an employee or service provider of the Company; or make any wage or benefit adjustment for any Person performing services for the Company, except as required by applicable Laws;

(k) change any of its financial accounting methods, policies or practices, except as required by GAAP;

(l) make any loans or advances to any Person, or make any guarantee for the benefit of any Person;

(m) declare, make or pay any dividends or equity distributions to Sellers, or pay any other return of or on the capital investments of Sellers in the Company, including any payment of principal of or interest on the Demand Notes other than (i) as provided in the Sellers Omnibus Agreement, and (ii) the transfer by the Company pursuant to the terms of the Backup Agreement of all of its right, title and interest in and to the Account;

(n) except as set forth on Schedule 6.3(n), pay, discharge, settle, satisfy or compromise any (i) liabilities or obligations, except in the ordinary course of business, or (ii) claims or any actions or proceedings or otherwise waive any rights, which in either case would result in a Material Adverse Effect on the Company or any Project;

(o) acquire, merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any assets or business of, any Person or any other business organization or division thereof;

(p) enter into any agreement, or otherwise become obligated, to take any of the foregoing actions; or

(q) make any material change to the timing, duration, scope, cost or nature of any scheduled outage for the Projects.

With respect to the actions, events and occurrences described in clauses (e), (h), (i), (j) and (n) above, Sellers shall promptly notify Buyer of any Emergency Situation that excuses Sellers from obtaining Buyer’s approval thereunder, which notice shall include Sellers’ proposed response to that Emergency Situation and a good faith estimate of the cost of Sellers’ proposed response. Buyer may, in its sole discretion, propose an alternative response to such Emergency Situation, in all cases within 24 hours of receipt of Sellers’ notice and proposal. If Sellers conclude in good faith that Buyer’s alternative proposal for such Emergency Situation conforms to Good Engineering Practices and that such proposal can be implemented within a time period, at a cost and with a likelihood of success better than or comparable to Sellers’ original proposal, then Sellers shall implement Buyer’s alternative proposal for such Emergency Situation without further action required. If Buyer fails to propose an alternative response to such Emergency Situation as described above within 24 hours of receipt of Sellers’ notice and proposal or if Sellers conclude in good faith that (i) Buyer’s alternative proposal for such Emergency Situation does not conform to Good Engineering Practices or (ii) such proposal cannot be implemented within a time period, at a cost and with a likelihood of success better than or comparable to Sellers’ original proposal, then Sellers shall implement Sellers’ proposed response for such Emergency Situation without further action required.

The parties acknowledge and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations during the Interim Period and prior to the Closing Date, (ii) prior to the Closing Date, the Sellers and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company’s operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable laws.

6.4 Full Access.

(a) During the Interim Period, each Seller shall cause the Company, and the Company agrees to (i) permit Buyer and Representatives of Buyer during normal business hours to have access upon reasonable notice, in a manner so as not to interfere with the normal business operations of the Company or RPMC, to the Sites, Assets, all premises, properties, management, personnel, books, records (including Tax records) and documents associated with the Projects and to permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request, (ii) provide Buyer with copies of the Daily Production Report (similar in form and content to those currently produced by the Company, as provided in Exhibit I attached hereto) for each of the Projects, which shall be provided on the Tuesday following the end of the week for which it is reporting, and (iii) furnish Buyer with a copy of each material report, schedule or other document filed or received by Sellers or the Company with respect to the Projects with a Governmental Authority. During the Interim Period, Sellers

shall keep Buyer reasonably and promptly informed on any significant operating matters with respect to the Company and the Projects. Notwithstanding the foregoing, and without limiting the generality of the confidentiality provisions set forth in Section 9, Sellers shall not be obligated to cause the Company, nor shall the Company be obligated, to: (A) provide any information that the Company or the Company’s counsel believes constitutes or could be deemed to constitute a waiver of the attorney-client privilege, or (B) supply Buyer with any information or records that the Company or its Affiliates are under a legal obligation not to supply, in the case of (A) and (B) above, however, the parties agree that they shall use their Commercially Reasonable Efforts to cause such information or records to be provided to Buyer in a manner that does not cause such violation or waiver of privilege.

(b) During the Interim Period, at the sole cost and expense of Buyer, each Seller shall cause the Company, and the Company agrees, to permit designated Representatives of Buyer (the “Buyer’s Observers”) to observe all operations of the Projects and such observation shall be permitted on a cooperative basis in the presence of personnel of the Company during normal business hours and upon reasonable advance notice; provided that Buyer’s Observers shall not interfere with the operation of either Project.

6.5 [Intentionally Left Blank]

6.6 Interim Period Notice; Schedule Update.

(a) Sellers shall notify Buyer promptly if any information comes to their attention prior to the Closing that is likely to (i) excuse Sellers from the performance of their obligations under this Agreement or (ii) cause any condition to the Closing set forth in Sections 8.1 or 8.2 not to be satisfied.

(b) From time to time prior to the Closing Date, each Seller shall supplement or amend and deliver updates to the Schedules (each a “Schedule Update”) that are necessary to complete or correct any information in such Schedules or in any representation or warranty of such Seller that has been rendered inaccurate since the Effective Date. Any Schedule Update delivered pursuant to this Section 6.6 shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition hereunder.

6.7 Further Assurances.  At any time and from time to time after the Closing, at the request of Buyer and at Buyer’s expense, Sellers shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Sellers and Buyer may reasonably agree is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Interests.

6.8 Insurance.  Each Seller agrees that after the Closing it will use and will cause its Affiliates to use Commercially Reasonable Efforts to cooperate with all reasonable requests of Buyer or the Company to facilitate or permit such parties to make claims on or after the Closing under any insurance policies of the Company in place, and related to claims relating to the period, prior to the Closing, provided that (i) Buyer or the Company shall pay any applicable deductibles related to such policies, and (ii) neither Sellers nor their respective Affiliates are required to take any actions that could expose any of them to claims or cause them to incur unreimbursed costs.

6.9 Access after Closing.  For a period of one year after the Closing Date, Buyer shall have reasonable access to all of the records, books and documents of Sellers related to the Company and Projects to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of the Company or Projects prior to the Closing Date (including, without limitation, liabilities with respect to Taxes); provided that Sellers shall have the right, at their sole cost and expense to retain copies of such records, books and documents, subject to their obligation to keep such information confidential in accordance with Section 9. Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs or expenses incurred by it or Sellers pursuant to this Section 6.9. If Sellers shall desire to dispose of any records, books or documents that may relate to operations of the Company or Projects before the Closing prior to the expiration of such one-year period, Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such records, books or documents as Buyer may select. Buyer acknowledges that one or both of Sellers and/or certain of their Affiliates may liquidate their assets and dissolve, and notwithstanding the foregoing, nothing set forth in this Section 6.9 shall be deemed to restrict or limit in any way any right of

Sellers and any Affiliate of Sellers to liquidate their assets and dissolve prior to the conclusion of such one-year period.

6.10 Exclusivity.

(a) Until the Closing Date or earlier termination of this Agreement pursuant to Section 12, neither Sellers nor the Company, except in connection with the operation of the Projects in the ordinary course of business (including in satisfaction of any contractual obligations), shall, nor shall any of them permit its respective Affiliates, officers, directors, employees, representatives and agents to, directly or indirectly, encourage, solicit, or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Buyer or any of its Affiliates) in furtherance of, or any proposal for the acquisition (whether by purchase of the Equity Interests or Assets) of the Company or the Projects, any merger, consolidation, business combination, reorganization, recapitalization, or similar transaction involving the Company or the Projects or any other transaction or series of transactions that would result in any person or business entity other than Buyer or its Affiliates acquiring control of the Company, the Assets and/or the Projects (an “Alternate Transaction”). Without limiting the obligations under the preceding sentence, in the event that (1) Sellers receive a proposal for an Alternate Transaction, then Sellers shall (i) promptly (but in no event in less than twenty four hours) notify Buyer in writing of such Alternate Transaction, (ii) include in such notification the terms of any such proposal or offer that it may receive with respect thereto (and provide Buyer with a copy thereof in writing), including the identity of the soliciting party, and (iii) keep Buyer informed with respect to the status of the foregoing, and (2) RRP as the managing shareholder of Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V determines that the Alternate Transaction of which Buyer was previously notified constitutes or is reasonably likely to lead to a Superior Proposal, then Sellers shall promptly (but in no event in less than twenty four hours) notify Buyer in writing of such determination. Neither Sellers nor the Company shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit it from providing such information to Buyer.

(b) Sellers shall use Commercially Reasonable Efforts to require any Third Party (or its agents, employees or advisors), in possession of Proprietary Information about Sellers, the Company or the Projects that was furnished by or on behalf of Sellers or the Company, to return or destroy all such information in accordance with the applicable confidentiality agreements to which such Third Parties are a party.

(c) Notwithstanding the foregoing provisions of paragraph 6.10(a), Sellers and RRP may, subject to Sellers’ compliance with Section 6.10(a) above and prior to obtaining the shareholder approval of Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V, engage in negotiations or discussions regarding an Alternate Transaction with any third party that has made an unsolicited bona fide written proposal for an Alternate Transaction, which RRP as the managing shareholder of Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V, has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to lead to a Superior Proposal. For purposes of clarification, the issuance by RM of the Confidential Information Memorandum dated February 28, 2008 and any discussions and negotiations with recipients thereof and bidders in response to such memorandum through June 2, 2008 do not constitute a solicitation hereunder by Sellers.

(d) In the event Sellers provide notice to Buyer regarding a proposed Superior Proposal pursuant to Section 6.10(a) above, Buyer shall have a right exercisable by written notice to Sellers within a period of ten (10) days following Sellers’ notice to match all of the terms of any such proposal (a “Matching Proposal”). In the event that Buyer makes a binding Matching Proposal to Sellers, Sellers shall negotiate in good faith with Buyer to amend this Agreement to reflect such Matching Proposal. If the Agreement is not amended and executed and delivered by Sellers and Buyer within five (5) Business Days of the date on which Buyer gave notice of the Matching Proposal, then Sellers may reject such Matching Proposal and proceed with the negotiation and consummation of the Superior Proposal.

6.11 Affiliate Transactions.  Sellers and the Company shall cause (i) all accounts, whether payables or receivables, between the Company, on the one hand, and Sellers or any of its Affiliates, on the other hand, to be paid or released in full prior to the Closing; and (ii) except as set forth on Schedule 6.11, all other

Contracts between the Company, on the one hand, and Sellers or any of its Affiliates, on the other hand, to be terminated with no further liability or other force or effect after the Closing.

6.12 Bank Statements.  No later then five (5) Business Days prior to the Closing Date, the Sellers and the Company shall deliver daily to Buyer, for the period from the Purchase Price Date and through such date, copies of all bank statements pertinent to the Company’s bank accounts as listed on Schedule 6.12 (the “Bank Statements”). Sellers and Company shall further continue to deliver such Bank Statements to Buyer for each subsequent Business Day until the Closing. In addition to and notwithstanding the agreements of the Parties set forth in Section 6.4 herein, the Company shall give Buyer and its authorized representatives reasonable access to the books and records of the Company and assistance to Buyer, as Buyer may reasonably request during normal business hours, in conducting its review and verification of the cash transactions set forth in such Bank Statements.

6.13 Disclosure of Violations or Defaults.  Sellers and the Company shall promptly inform Buyer of (a) any violations of current Laws applicable to the Company and each Project or terms of current Permits held by the Company each as described in Section 4.5 of this Agreement of which Sellers have Knowledge from the date hereof up to, and including, the Closing Date, and (b) any condition or event of which Sellers have Knowledge from the date hereof up to, and including, the Closing Date that, with notice or lapse of time or both, would constitute a material default, or permit termination, modification or acceleration, by any party under any Project Contract.

6.14 Replacement Insurance Policies.  Sellers or the Company shall promptly provide copies of any replacement insurance policies that the Company obtains following the date hereof as contemplated in Section 4.7.

6.15 Interim Period Notice.  Each Seller shall promptly notify Buyer if any information comes to its attention prior to the Closing that it believes is likely to (i) excuse such Seller from the performance of its obligations under this Agreement or any Ancillary Agreements to which it is a party, or (ii) cause any condition to the Closing set forth in Sections 8.1 or 8.2 not to be satisfied.

6.16 Assignment, Assumption, Release and Amendment Agreement.  With respect to the Interim Period, notwithstanding the provisions of Section 6.3 above, the Company shall not, and Sellers shall cause their Affiliates not to, amend or modify any term, condition or covenant of the Certificate Purchase Agreement unless (a) Sellers give or cause their Affiliates to give Buyer prior written notice of any such proposed amendment or modification, including a copy of the proposed documentation to effect such amendment or modification, and (b) Sellers comply, or cause their Affiliates to comply, with the following procedures, upon Buyer’s reasonable opportunity to review such notice (together with all necessary and appropriate documentation), which opportunity to review will in no event be longer than ten (10) Business Days after receipt of such notice and all such necessary and appropriate documentation that may be reasonably requested by Buyer:

(i) in the event that Buyer reasonably determines that such proposed amendment or modification of the Certificate Purchase Agreement could reasonably be expected to have an adverse impact on the Company’s rights or obligations under any material term, condition or covenant of the Backup Agreement or the Agency Agreement prior to or on and after the Closing, the Company shall not, and Sellers shall not permit their Affiliates to amend or modify any such material term, condition or covenant of the Certificate Purchase Agreement having such adverse impact on the Company without obtaining Buyer’s prior written consent to any such amendment or modification, such consent of Buyer not to be unreasonably withheld, conditioned or delayed; and

(ii) in the event that Buyer reasonably determines that clause (i) above does not apply to such proposed amendment or modification of the Certificate Purchase Agreement and that such proposed amendment or modification could reasonably be expected to materially reduce the contractual incentives or remedies for performance of any terms, conditions or covenants of Ridgewood Providence Power Partners, L.P., Ridgewood Rhode Island Generation, LLC or Linwood under the Certificate Purchase Agreement prior to or on and after the Closing (including any reduction in or modification to collateral, terms of guaranties or other security arrangements other than an immaterial reduction in or modification to collateral, terms of guaranties or other security arrangements), the Company shall not, and Sellers shall not permit their Affiliates to amend or modify any such term, condition or covenant of the Certificate Purchase Agreement without providing to Buyer or, with respect to the period on and after Closing, to the Company, on the later of (Y) the Closing Date or (Z) prior to execution of the first such amendment or modification, a one-time cash deposit in the amount of $6,000,000, to be held as collateral security pursuant to the Backup Agreement to secure the performance of Ridgewood Providence Power Partners, L.P., Ridgewood Rhode Island Generation, LLC, Linwood and Rhode Island LFG Genco, LLC under the Backup Agreement and the Agency Agreement.

7.  Covenants of Buyer.

Buyer agrees as follows:

7.1 General.  Prior to the Closing, Buyer shall use Commercially Reasonable Efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as practicable after the Effective Date (including satisfaction, but not waiver, of the closing conditions set forth in Section 8).

7.2 Notices, Consents and Approvals.

(a) Buyer shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Buyer shall use Commercially Reasonable Efforts to make any such filings, as promptly as possible after the Effective Date, to respond promptly to any requests for additional information made by either of such agencies, and to cause any waiting periods under the Hart-Scott-Rodino Act to terminate or expire at the earliest possible date after the date of filing. Buyer shall pay all filing fees under the Hart-Scott-Rodino Act and shall bear its own costs for the preparation of any filing. Buyer shall use Commercially Reasonable Efforts to cause any waiting period under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement to expire or terminate at the earliest possible time. Notwithstanding the foregoing, Buyer shall not be required to agree to engage in (i) any divestitures or hold separate orders with respect to any assets, properties, or businesses of the Buyer or the Company or (ii) any conduct provisions, limitations on the ownership or operation of the Company, or any other remedies. On the basis of a preliminary review of materials provided by Sellers in due diligence, Buyer does not as of the date of execution of this Agreement, anticipate any anti-competitive concerns associated with the acquisition which would materially delay, condition or prevent approval of the transaction.

(b) Sellers and Buyer shall jointly prepare and file or cause to be filed with the Federal Energy Regulatory Commission an application pursuant to Section 203(a) of the Federal Power Act, requesting approval for the transactions contemplated hereby. Sellers and Buyer shall use Commercially Reasonable Efforts to make any such filings, as promptly as possible after the Effective Date. Sellers and Buyer shall bear their own costs for the preparation of any filing.

(c) Prior to the Closing, Buyer shall cooperate with Seller and use Commercially Reasonable Efforts to (i) promptly prepare, support, assist in preparing, join in and file any filings, applications and all other necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents and (iii) obtain and not oppose, directly or indirectly, all necessary consents, approvals and authorizations of all other parties necessary or advisable to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Buyer is a party or by which it or any of its properties is bound. Sellers shall have the right to review in advance all information relating to the transactions contemplated by this Agreement that appear in any filing made by Buyer in connection with the transactions contemplated hereby.

7.3 Interim Period Notice.  Buyer shall promptly notify Sellers if any information comes to its attention prior to the Closing that it believes is likely to (i) excuse Buyer from the performance of its obligations under this Agreement or any Ancillary Agreements to which it is a party, or (ii) cause any condition to the Closing set forth in Sections 8.1 or 8.2 not to be satisfied.

7.4 Further Assurances.  At any time and from time to time after the Closing, at the request of either Seller, Buyer shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Sellers and Buyer may reasonably agree is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Interests.

7.5 Access after Closing.  For a period after the Closing Date equal to the applicable statute of limitations, Sellers shall have reasonable access to all of the records, books and documents of Buyer related to the Company and Projects to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of the Company or Projects prior to the Closing Date (including, without limitation, liabilities with respect to Taxes and Sellers’ use of tax credits available to them pursuant to 26 U.S.C. § 45). Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them or Buyer pursuant to this Section 7.5. If Buyer shall desire to dispose of any records, books or documents that may relate to operations of the Company or Projects before the Closing prior to the expiration of such period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such records, books or documents as Sellers may select.

7.6 Discharge of Environmental Liabilities.  Buyer agrees and covenants that, after the Closing, Buyer shall not, and shall not permit the Company to, prejudice or impair Sellers’ rights under the Environmental Laws or interfere with Sellers’ ability to contest in appropriate administrative, judicial or other proceedings its liability, if any, for Environmental Claims or Remediation. Buyer further agrees to provide to Sellers draft copies of all material plans and studies prepared in connection with any investigation or Remediation associated with pre-Closing occurrences prior to their submission to the Governmental Authority with jurisdiction under Environmental Laws. Sellers shall have the right, without the obligation, to attend all meetings between Buyer, its agents or Representatives, and such Governmental Authorities. Buyer shall promptly provide to Sellers copies of all material written information, plans, documents and correspondence submitted to or received from such Governmental Authorities relating to Buyer’s or the Company’s discharge of any Environmental Liabilities associated with pre-Closing occurrences.

7.7 Use of Name.  Buyer and its Affiliates (including the Company following the Closing) are prohibited from using any name which includes “Ridgewood” or “Indeck” for any purpose following the Closing, provided that after the Closing Date, Buyer and its Affiliates (including the Company) shall be permitted to use names which include “Ridgewood” or “Indeck” solely for the purposes of (i) for a period of sixty (60) days, communicating Buyer’s acquisition of the Interests in the Company to the Projects’ vendors and business prospects and (ii) to the extent reflected on Project Permits and filings with Governmental Authorities, operating the Projects, provided Buyer promptly applies for within thirty (30) days of Closing and diligently pursues amendments and modifications to the Company’s Permits and any other applicable filings with any Governmental Authority, for a name change to remove any references to “Ridgewood” or “Indeck” from its name with relevant Governmental Authorities.

8.  Conditions To Obligation To Close.

8.1 Conditions to Obligation of Buyer to Close.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Sellers set forth in Section 3 and Section 4 shall be true and correct in all material respects at and as of the Closing Date;

(b) Performance by Sellers.  Sellers shall have performed and complied in all material respects with all of their covenants, agreements and obligations hereunder through the Closing;

(c) Buyer’s Approvals.  Buyer shall have received the approvals set forth in Schedule 4;

(d) Sellers’ Approvals.  Sellers shall have received the approvals set forth in Schedule 3;

(e) Absence of Litigation.  There shall not be any injunction, judgment, order, decree or ruling in effect that prevents consummation of the transactions contemplated by this Agreement or that has a Material Adverse Effect on the Company and on any Project;

(f) Regulatory Compliance.  Any applicable waiting periods (and any extensions thereof) imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement (including, under the Hart-Scott-Rodino Act and under Section 203(a) of the Federal Power Act) shall have expired or otherwise been terminated;

(g) Demand Notes.  The Demand Notes shall have been discharged in full and cancelled by the Company and evidence thereof, in form and substance reasonable satisfactory to Buyer, shall have been delivered to Buyer;

(h) Agreements in Effect.  Each of the following shall be, or have been, duly executed by all parties thereto and all terms therein shall be valid and in full force and effect: (1) the Assignment, Assumption, Release and Amendment Agreement and the Backup Agreement, (2) the Employee Transfer Agreement, (3) the RRP Indemnification Agreement, (4) the Letter Agreement, (5) the Agency Agreement, (6) the Sellers Omnibus Agreement, (7) the Section 4.2(c) Indemnification Agreement, and (8) the Escrow Agreement;

(i) Third Party Consents.  The consents (or waivers in lieu thereof), permits, approvals, notices and other authorizations set forth on Schedule 8.1(i) of Sellers’ Disclosure Schedule, shall have been obtained or made by Sellers and shall be in full force and effect;

(j) Termination.  The Amended and Restated Operating Agreement between the Company and RPMC shall have been terminated and evidence thereof, in form and substance reasonable satisfactory to Buyer shall have been delivered to Buyer; and

(k) Notice.  Sellers shall have executed and delivered a notice to Constellation of the consummation of the Transaction Effective Date (as such term is defined in the in the Assignment, Assumption, Release and Amendment Agreement) as contemplated in Section 1 of the Assignment, Assumption, Release and Amendment Agreement and Sellers shall have provided a written copy of such notice to Buyer.

(l) Sellers’ Closing Deliveries.  Sellers shall deliver each of the following documents, duly executed by Sellers or their Affiliates where applicable, to Buyer:

(1) a Transfer and Assignment Agreement in the form attached hereto as Exhibit B;

(2) a certificate of good standing for the Company from the State of Illinois, dated as of a recent date;

(3) a certificate of good standing for each Seller from its State of incorporation or formation, dated as of a recent date;

(4) a certificate, dated as of the Closing Date, signed by a duly authorized officer of each Seller, certifying that the conditions specified in Sections 8.1(a),(b),(d),(e),(f),(g),(h),(i),(j) and (k) have been fulfilled;

(5) copies of the requisite resolutions or actions of each Seller’s manager or board of directors, as applicable, approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of each Seller as being duly adopted and in full force and effect;

(6) the Seller’s Title Company Affidavit in the form attached hereto as Exhibit H executed by each Seller;

(7) the Agency Agreement in the form attached as Exhibit C hereto;

(8) UCC-3 termination statements (or other appropriate instruments) signed by Constellation and filed in all jurisdictions where Constellation recorded financing statements or other liens or security interests held by Constellation against the Company or the Projects pursuant to the Security Agreement dated April 30, 2003 between the Company and Constellation and releasing such financing statements or other liens or security interests (if any); and

(9) written confirmation from the bank holding the Account of the amount on deposit in such Account as of the Closing, such amount to be in an amount at least equal to the amount required by Section 5.2 of the Assignment, Assumption, Release and Amendment Agreement

Buyer may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

8.2 Conditions to Obligation of Sellers to Close.  The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer set forth in Section 5 shall be true and correct in all material respects at and as of the Closing Date;

(b) Performance by Buyer.  Buyer shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing;

(c) Sellers’ Approvals.  Sellers shall have received the approvals set forth in Schedule 3;

(d) Buyer’s Approvals.  Buyer shall have received the approvals set forth on Schedule 4;

(e) Absence of Litigation.  There shall not be any injunction, judgment, order, decree or ruling in effect that prevents consummation of the transactions contemplated by this Agreement or the Backup Agreement;

(f) Regulatory Compliance.  Any applicable waiting periods (and any extensions thereof) imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement (including, under the Hart-Scott-Rodino Act and under Section 203(a) of the Federal Power Act) shall have expired or otherwise been terminated;

(g) Trust Consents.  The transactions contemplated by this Agreement shall have been consented to by the shareholders of Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V, as RM deems necessary or appropriate;

(h) [Intentionally Left Blank];

(i) Agreements in Effect.  Each of the following shall be, or have been, duly executed by all parties thereto and all terms therein shall be valid and in full force and effect: (1) Assignment, Assumption, Release and Amendment Agreement, the Backup Agreement and the Buyer Guaranty, (2) the Employee Transfer Agreement, (3) the Agency Agreement, and (4) the Escrow Agreement; and

(j) Buyer’s Closing Deliveries.  Buyer shall make the payment of the Purchase Price required to be made by Buyer pursuant to Section 2.1(b) and shall deliver the following documents, each duly executed by Buyer:

(1) a Transfer and Assignment Agreement in the form attached hereto as Exhibit B, duly executed by Buyer;

(2) a certificate of good standing for Buyer from the State of Delaware, dated as of a recent date;

(3) a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer, certifying that the conditions specified in Sections 8.2(a),(b),(d),(e),(f) and (i) have been fulfilled;

(4) a preliminary (non-binding) draft of the Allocation Schedule in form and substance reasonably acceptable to Sellers; and

(5) copies of the requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of Buyer as being duly adopted and in full force and effect;

Sellers may waive any condition specified in this Section 8.2 if they execute a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

9.  Confidentiality

9.1 Confidentiality.

(a) Each Receiving Party and each Representative thereof shall treat and hold as confidential all of the Proprietary Information, and refrain from using any of the Proprietary Information except in connection with this Agreement and the transactions contemplated hereby. In the event that the Receiving Party or any Representative thereof is requested or required including, without limitation, (i) pursuant to any rule or regulation of any stock exchange or other self-regulatory organization upon which any of the Receiving Party’s securities are listed or (ii) by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process (other than the processes associated with the approvals and consents of, and filings with, any Governmental Authority required to consummate the transactions contemplated in this Agreement) to disclose any Proprietary Information, the Receiving Party shall notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or a waiver of compliance with the provisions of this Section 9. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or any Representative thereof is, on the advice of counsel, compelled to disclose any Proprietary Information pursuant to any such request or requirement, then the Receiving Party or such Representative may disclose the Proprietary Information so requested or required to be disclosed; provided that the Receiving Party shall use Commercially Reasonable Efforts to obtain, at the request of the Disclosing Party, an order or other assurance that confidential treatment shall be accorded to such portion of the Proprietary Information required to be disclosed as the Disclosing Party shall designate. If this Agreement is terminated pursuant to Section 12.1, then each Receiving Party shall deliver promptly to the Disclosing Party or destroy, at the request and option of the Disclosing Party, all tangible embodiments (and all copies) of the Proprietary Information that are in his or its possession.

(b) The obligations of the Parties contained in this Section 9 shall be in full force and effect for three (3) years from the date hereof and shall survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other and any transfer of the Interests or the Assets. Nothing in this Section 9 shall in any way alter Buyer’s obligations under the Confidentiality Agreement.

(c) Notwithstanding the foregoing, the Receiving Party may provide Proprietary Information to the FERC, the SEC, the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Authority with jurisdiction, as necessary, to obtain any consents, waivers or approvals as may be required for the Receiving Party to undertake the transactions contemplated herein. The Parties consent to the disclosure of such Proprietary Information to the extent that the Receiving Party reasonably determines that such disclosure is reasonably necessary in order to obtain such consents, waivers or approvals, provided, however, that the Receiving Party shall provide the Disclosing Party with a draft language of such disclosures at least forty-eight (48) hours prior to any disclosure of such Proprietary Information and the Disclosing Party shall use Commercially Reasonable Efforts to negotiate with the Receiving Party on a mutually acceptable language.

(d) The Parties acknowledge that the information required to be provided to the shareholders of Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V in order to obtain the approvals described in Section 8.2(g) may include Proprietary Information of one of more of the Parties and that such information shall become publicly available by virtue of its dissemination to such shareholders and its filing with the SEC. The Parties consent to the disclosure of such Proprietary Information to the extent that RRP or its Affiliates reasonably determine that such disclosure is reasonably necessary in order to obtain such shareholder approvals and to comply with applicable Laws related thereto, provided, however, that Sellers shall provide Buyer with draft language of any disclosures which is confidential information of Buyer or its Affiliates or involves the characterization of Buyer or its Affiliates at least forty-eight (48) hours prior to any disclosure of such Proprietary Information and Sellers shall use Commercially Reasonable Efforts to negotiate with Buyer on a mutually acceptable language with respect to such disclosures.

10.  Taxes

10.1 Liability for Taxes.

(a) Buyer shall be responsible for and pay all Taxes arising or resulting from the Buyer’s ownership of the Company after the Closing Date.

(b) Buyer shall pay to Sellers the amounts of any refund, abatement or credit of Taxes received by the Buyer for Taxes that are attributable to the Sellers’ ownership of the Company or any Interest on or prior to the Closing.

(c) Sellers shall pay to Buyer the amounts of any refund, abatement or credit of Taxes received by Sellers for Taxes that are attributable to the Buyer’s ownership of the Company or any Interest after the Closing.

(d) Sellers shall cause the Company to prepare and timely file and to remit any Taxes that are due in respect of the following Tax Returns on or before the Purchase Price Date with respect to the Company or in respect to its business, assets or operations: (i) all Tax Returns for any taxable period ending on or before the Closing Date; and (ii) all other Tax Returns required to be filed (taking into account extensions) prior to the Closing Date. Buyer shall prepare and timely file or shall cause to be prepared and timely filed by the Company all Tax Returns that are required to be filed by or with respect to the Company or in respect to its business, assets or operations for taxable years or periods beginning and ending after the Closing Date. Buyer shall remit or cause to be remitted by the Company any Taxes due in respect of such Tax Returns. With respect to any Tax Returns of the Company that relate to periods that begin before and end after the Closing Date, (i) Buyer shall prepare or cause to be prepared such Tax Returns in a manner consistent with past practices, if any, except as otherwise required by applicable Law, and (ii) not less than fifteen days prior to the due date for such Tax Returns (including proper extensions), Buyer shall present such Tax Returns to Sellers for their comments (provided that in the event that it is not practical for any such Tax Returns to be prepared fifteen days prior to the due date, including proper extensions, Buyer shall present such Tax Return to Sellers for their comments as soon as such Tax Return has been prepared), Buyer shall consider in good faith any comment received from Sellers no later than five days prior to the due date for such Tax Return. Sellers shall be responsible for (and shall pay to Buyer within five days of a written request of such amount) that portion of such Taxes that are allocable to the portion of such period that ends on the Purchase Price Date and Buyer shall be responsible for the payment of such Taxes relating to the portion of such period beginning immediately after the Purchase Price Date. Notwithstanding any other provision of this Section 10.1 to the contrary, Sellers’ obligation to remit or otherwise incur any liability with respect to any Taxes shall not apply to the extent that such Taxes are reflected as an accrued liability or in a reserve on the Company Balance Sheet and such failure to comply with such obligation is not a violation of applicable Laws.

(e) Buyer and Sellers agree to cooperate and share, before, at and after the Closing, all required information on a timely basis in order to timely file all Tax Returns, reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes and for the preparation of any audit, and for the prosecution or defense of any claim or proceeding relating to any proposed adjustment. Buyer and Sellers agree to retain or cause to be retained all Tax Returns, and books and records pertinent to the Company and the Interests until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority. After the Closing, Buyer and Sellers shall give each other reasonable notice prior to transferring, discarding or destroying any such Tax

Returns, and books and records relating to Tax matters, and Buyer and Sellers shall allow each other upon request to take possession of such Tax Returns, and books and records at the requesting Party’s expense. Buyer and Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or the Interests for any Tax purpose. Sellers shall have the sole right to represent the Company’s interests in any audit or examination by any Governmental Authority (“Tax Audit”) relating to taxable periods ending on or before the Closing and to employ counsel of its choice at its expense. In the case of a period that begins before and ends after Closing, Sellers shall be entitled to participate at its expense in any Tax Audit relating in any part to Taxes attributable to the portion of such period deemed to end on or before the Closing Date, but Buyer shall control the Tax Audit. None of Buyer, any of its Affiliates or the Company may settle or otherwise dispose of any Tax Audit for which Sellers may have a liability under this Agreement, or that may result in an increase in Sellers’ liability under this Agreement, without the prior written consent of Sellers, which consent may not be unreasonably withheld. At Sellers’ request, Buyer shall cause the Company to make or join with Sellers in making elections with respect to its Tax Returns for periods ending on or before the Closing, provided that the making of such election does not have a Material Adverse Effect on the Company for any post-Closing Tax period.

(f) Any payment by Buyer or Sellers under this Section 10.1 shall be deemed an adjustment to the Purchase Price.

(g) All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, but expressly excluding Taxes measured by net income (the “Transfer Taxes”), resulting from the transfer of the Interests pursuant to this Agreement shall be borne by Buyer. Each Party will cooperate, at such Party’s expense, to take such commercially reasonable actions as will minimize or reduce the amount of Transfer Taxes.

(h) Buyer and Sellers agree to report all items of income, gain, or loss consistent with the principles set forth in Situation 2 of Revenue Ruling 99-6 whereby: (i) the Company shall be treated as terminating pursuant to Code Section 708(b)(1)(A); (ii) Sellers shall report the gain or loss on the sale of the Interests in accordance with Code Section 741; and (iii) Buyer shall treat the acquisition as if the Company made a liquidating distribution of its Assets to Sellers and, immediately following such liquidating distribution, Buyer acquired by purchase all of the Company’s Assets. The Parties agree that the Purchase Price and any other relevant items shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations thereunder. Within 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers an allocation schedule allocating the Purchase Price and any such other relevant items among the Assets (the “Allocation Schedule”). The Allocation Schedule shall be final and binding on the parties unless, within 30 days after delivery thereof to the Sellers, the Sellers deliver a written notice to Buyer of its objections to the Allocation Schedule, in which case Buyer and Sellers shall attempt in good faith to resolve such dispute between them. If Buyer and Sellers are unable to resolve such dispute within thirty days thereafter, then Buyer and Sellers shall submit all such disputed items for resolution to an independent accountant mutually selected by Buyer and Sellers whose decision shall be final and binding upon all Parties. The fees of the independent accountant shall be shared equally by Buyer and Sellers. Buyer and Sellers shall (i) be bound by the Allocation Schedule for purposes of determining any Taxes, (ii) prepare and file their Tax Returns on a basis consistent with the Allocation Schedule, and (iii) take no position inconsistent with the Allocation Schedule on any Tax Return or in any proceeding before any taxing authority, provided, however, that nothing contained herein shall prevent Buyer and Sellers from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule, and neither Buyer nor Sellers shall be required to litigate before any court, any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation Schedule. Notwithstanding anything to the contrary in this Agreement, the parties agree that the draft Allocation Schedule and the final Allocation Schedule shall provide that: (i) an amount of the Purchase Price that is allocated to the unrealized receivables of the Company shall not exceed the face value of such unrealized receivables as of the Closing Date, and (ii) an amount of the Purchase Price that is allocated to the inventory of the Company shall not exceed the book value of such inventory as of the Closing Date.

(i) All tax credits accruing under 26 U.S.C. § 45 on or prior to the Closing Date shall be allocated to and for the benefit of Sellers, all such tax credits accruing after the Closing Date shall be allocated to and for the benefit of Buyer.

11.	Risk of Loss; Indemnification; Remedies.

11.1 Survival of Representations and Warranties; Survival of Covenants and Agreements.  The representations and warranties of Sellers set forth in Section 3 and Section 4 and the representations and warranties of Buyer set forth in Section 5 shall terminate at the Closing or the earlier termination of this Agreement pursuant to Section 12.1, except that the representations and warranties set forth in Section 4.2 (Equity Interests) shall survive indefinitely. Subject to the survival provisions set forth in this Section 11.1 and the covenants of the Parties contained in this Agreement which by their terms survive the Closing, the representations, warranties and covenants contained herein shall terminate at the Closing or the termination of this Agreement pursuant to Section 12.1.

11.2 Risk of Loss.  Except as otherwise provided in this Section 11.2, during the Interim Period all risk of loss or damage to the property included in the Assets shall, as between Buyer and Sellers, be borne by Sellers. If during the Interim Period any Assets are damaged by fire or other casualty (each such event, an “Event of Loss”), or are taken by a Governmental Authority by exercise of the power of eminent domain (each, a “Taking”), then the following provisions of this Section 11.2 shall apply:

(a) The Sellers shall promptly notify Buyer within five (5) Business Days following the occurrence of any Event of Loss or Taking (or the commencement of any action by any Government Authority in the pursuit of any Taking) of which such Seller becomes aware.

(b) The occurrence of (i) any one or more Events of Loss, as a result of which the aggregate costs to restore, repair or replace the affected Project(s) are reasonably estimated to be an amount less than or equal to twenty percent (20%) of the value of the affected Project(s), and/or (ii) any one or more Takings, as a result of which (w) the aggregate condemnation proceeds equal an amount less than or equal to twenty percent (20%) of the value of the affected Project(s) and (x) (A) less than twenty percent (20%) of the total land area of any one Project is affected and (B) ingress and egress to and from the affected Project(s) is not materially adversely affected, shall have no effect on the transactions contemplated hereby provided that, Sellers shall cause the Company to restore, repair or replace the affected Project prior to the Closing, and in no event later than ninety (90) days following such Event of Loss or Taking.

(c) Upon the occurrence of (i) any one or more Events of Loss, as a result of which the aggregate costs to restore, repair or replace, the Project(s) are reasonably estimated to be an amount in excess of twenty percent (20%) of the value of the affected Project(s), or (ii) any one or more Takings, as a result of which (y) the aggregate condemnation proceeds equal an amount in excess of twenty percent (20%) of the value of the affected Project(s) or (z) (A) more than twenty percent (20%) of the total land area of any one Project is affected or (B) ingress and egress to and from the affected Project(s) is materially adversely affected (a “Major Loss”), Sellers shall have, in the case of a Major Loss relating to one or more Events of Loss, the option, exercised by notice to Buyer, to cause the Company to restore, repair or replace the damaged Assets prior to Closing. If Sellers elect to cause the Company to restore, repair or replace the Assets relating to a Major Loss, which election shall be made by notice to Buyer prior to the Closing Date and as soon as practicable following the occurrence of the Major Loss, Buyer shall have the option of (x) making the completion of the repair, replacement or restoration of the damaged Assets a condition to the Closing and the Closing Date shall be postponed at its election for the amount of time reasonably necessary to complete the restoration, repair or replacement of such damaged Assets, such time period to be agreed upon by Buyer and Sellers, or (y) allowing the Closing to occur prior to the completion of the repair, replacement or restoration of such damaged Assets; provided that Sellers shall have agreed to cause the completion of such repair, replacement or restoration, together with a credit support for Seller’s obligations reasonably acceptable to Buyer, which covenant shall survive the Closing.

If Sellers elect not to cause the restoration, repair or replacement of the Assets affected by a Major Loss, or such Major Loss is the result of one or more Takings, the provisions of Section 11.2(d) shall apply.

(d) In the event that Sellers elect not to cause the restoration, repair or replacement of a Major Loss, or in the event that Sellers, having elected to cause repair, replacement or restoration of the Major Loss, fail to cause its completion within the period of time agreed upon by the Parties pursuant to Section 11.2(c), or in the event that a Major Loss is the result of one or more Takings, then the Parties shall, within thirty (30) days following Sellers’ election not to cause the restoration, repair or replacement, failure to complete, or the occurrence of such Takings, as the case may be, attempt to negotiate in good faith an equitable adjustment in the Purchase Price to reflect the impact of the Major Loss, as mitigated by any repair, replacement or restoration work actually completed by Sellers on the Assets being sold to Buyer and proceed to Closing. To assist Buyer in its evaluation of any and all Events of Loss, Sellers shall provide Buyer such information as Buyer may reasonably request in connection therewith.

(e) In the event that the Parties fail to reach agreement on an equitable adjustment of the Purchase Price within the thirty (30) days provided in Section 11.2(d), then Buyer shall have the right to elect, exercisable by notice to Sellers within fifteen (15) days immediately following the expiration of the thirty (30) day period, to either (i) proceed with the consummation of the transaction at Closing, with a reduction in the Purchase Price consistent with Sellers’ last offer of equitable adjustment communicated to Buyer, in which event Sellers shall assign over or deliver to Buyer at Closing all condemnation proceeds or insurance proceeds that Sellers receive, or to which Sellers become entitled by virtue of the Event of Loss or Taking, less any costs and expenses reasonably incurred by Sellers in connection with such Event of Loss or Taking or in obtaining such condemnation proceeds or insurance proceeds and less the reduction in the Purchase Price made pursuant to this clause (i), or (ii) terminate this Agreement pursuant to Section 12.1(e).

(f) Notwithstanding the foregoing, the Parties acknowledge that any equitable adjustment of the Purchase Price provided in Section 11.2(d) or 11.2(e) may require the approval of the shareholders of Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V. In the event such approval is required and the Sellers are unable to obtain that approval using Commercially Reasonable Efforts, Sellers may terminate this Agreement pursuant to Section 12.1(c).

(g) In the event that Sellers, prior to Closing and as a result of any Event of Loss, expended Sellers’ funds (i.e., not working capital or other funds of the Company) for the repair or replacement of items that were covered by insurance carried by the Company, then following the Closing, it is understood that Sellers shall be entitled to receive reimbursement for the full amount of such funds as named loss payees under the insurance carried by the Company. As loss payees, Sellers shall have the right to submit, adjust and settle any claim submitted to the Company’s insurance carrier. Buyer and Sellers shall cooperate with one another in good faith with respect to any such insurance claims submitted by any of them to the same insurance carrier and shall reasonably cooperate to avoid any action by either Sellers or Buyer that may have a material adverse effect on an insurance claim of Sellers or Buyer with respect hereto.

11.3 Effect of Closing.  Upon the Closing, any condition to the obligations of either Party hereunder that has not been satisfied, or any representation, warranty or covenant that has been breached or left unsatisfied by either Party shall be deemed waived by the Parties and each Party shall be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same, except that such waiver and release shall not apply with respect to Section 4.2 (Equity Interests), which shall survive the Closing pursuant to Section 11.1 hereof. Nothing in this Section 11.3 shall be deemed to affect any provision herein that expressly survives the Closing or pertains to matters that shall occur after the Closing.

11.4 Indemnity by Buyer.  Buyer shall indemnify, defend and hold harmless each Seller, its Affiliates, its and their successors and permitted assigns, and all of their respective shareholders, trustees, directors, managers, members, officers, employees, agents and representatives (collectively, “Sellers Indemnified Parties”) against and in respect of all Liabilities, obligations, judgments, Liens (except for Permitted Encumbrances), injunctions, charges, orders, decrees, rulings, damages, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, and amounts paid in settlement (including reasonable consultants’, attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (collectively, the “Losses”) that result from:

(a) any Third Party Claim against any Seller based on or relating to Buyer’s ownership or operation of the Company, including without limitation Buyer’s ownership, operation or use of the Projects, on or after the Closing Date;

(b) all Environmental Liabilities, arising on or after the Closing Date; and

(c) a breach of Buyer’s obligations under the Employee Transfer Agreement.

11.5 [Intentionally Left Blank].

11.6 Limitations on Liability.

(a) None of Sellers Indemnified Parties shall be entitled to recover from Buyer any indemnity under Section 11.4, (i) for any amount in excess of the actual compensatory damages, court costs and reasonable attorneys fees, suffered by such Sellers Indemnified Party and (ii) unless the aggregate amount of all Losses actually suffered by the Sellers Indemnified Parties exceeds $250,000, at which time the Sellers Indemnified Parties shall be entitled to indemnification for the entire amount of such Losses. Sellers on behalf of each of such Sellers Indemnified Parties waives any right to recover incidental, indirect, special, exemplary, punitive or consequential damages, including lost revenues or profits, even if such damages are foreseeable or the damaged Sellers Indemnified Party has advised Buyer of the possibility of such damages and regardless of whether any such damages are deemed to result from the failure or inadequacy of any exclusive or other remedy. In no event shall Buyer ever be required to indemnify Sellers or any Sellers Indemnified Parties for Losses pursuant to Section 11.4 in any amount exceeding, in the aggregate, twenty (20%) of the Purchase Price.

(b) None of the Sellers Indemnified Parties shall be entitled to any indemnity under Section 11.4 for a specific incident or event until and unless the amount of Losses actually suffered by the Sellers Indemnified Party exceeds $25,000 with respect to such individual incident or event, or a series of related incidents or events, and thereafter the entire amount of such Losses shall be eligible for indemnification, subject to the other limitations set forth herein. No Losses in an amount equal to or less than $25,000 for an individual incident or event, or a series of related incidents or events, shall be included in calculating the minimum aggregate amount contemplated in Section 11.6(a).

(c) The limitations set forth in this Section 11.6 shall not apply (1) in cases of fraud, or (2) any failure of Buyer to make payments as set forth in Section 2.4 or Section 2.5 of the Employee Transfer Agreement.

(d) No Sellers Indemnified Party entitled to indemnification hereunder or otherwise to damages in connection with or with respect to the transactions contemplated in this Agreement shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could materially prejudice or otherwise materially adversely affect the ability of Buyer to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Each Sellers Indemnified Party entitled to indemnification hereunder or otherwise to reimbursement for Losses in connection with the transactions contemplated in this Agreement shall use Commercially Reasonable Efforts to mitigate all Losses upon becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(f) No Party shall have recourse whatsoever against any of the shareholders, trustees, directors, managers, members, officers, employees or representatives of the other Parties (including for such purposes, the shareholders, trustees, directors, managers, members, officers, employees, agents or representatives of any

Affiliate of a Party). Without limiting the generality of the foregoing, Buyer, on behalf of itself and its Affiliates, and Sellers, on behalf of themselves, their Affiliates and Sellers Indemnified Parties, each hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such trustees, directors, managers, members, officers, employees or representatives relating to any and all Losses suffered or incurred by any of them arising from, based upon, related to, or associated with this Agreement.

11.7 Waiver and Release by Seller.  Effective as of the Closing, each Seller, on behalf of itself, its members and shareholders and each of its and their past, present and future Affiliates, beneficiaries, successors and assigns (“Related Persons”), hereby releases and forever discharges the Company and each of their respective past, present and future Affiliates, subsidiaries, members, successors and assigns, and their respective managers, officers, directors and employees (each individually, a “Releasee” and collectively, “Releasees”), from any and all claims, demands, proceedings, causes of action, court orders, obligations, contracts, agreements (express or implied), debts and liabilities under or relating to the Interests, the Projects, the Company or any of their predecessors in interest, whether known or unknown, suspected or unsuspected, both at law and in equity, which Sellers or any of its Related Persons now has, has ever had or hereafter has against the respective Releasees as a result of any act, circumstance, occurrence, transaction, event or omission on or prior to the Closing Date. Notwithstanding the foregoing, Sellers do not release, and this Section 11.7 shall not be deemed to affect, any claim of Sellers or their Related Persons or any obligation of Buyer pursuant to this Agreement or the Ancillary Agreements to which it is a party.

11.8 Remedies.  Except as provided in Section 13.17, from and after the Closing, any remedies set forth in the Ancillary Agreements to which Buyer is a party, shall constitute Buyer’s, its Affiliates’ and Buyer Indemnified Parties’ sole and exclusive remedies for any and all claims, damages, complaints, demands, causes of action, investigations, hearings, actions, suits or other proceedings relating to this Agreement and to the Ancillary Agreements (if applicable), and is in lieu of any and all other rights and remedies that Buyer, its affiliates and Buyer Indemnified Parties may have under this Agreement and the Ancillary Agreements to which Buyer is a party, or otherwise for monetary relief with respect to any breach or failure to perform. Each Party waives any provision of law to the extent that it would limit or restrict the agreements contained in this Section 11 or in the Ancillary Agreements to which such Party is a party. Nothing herein shall prevent either Party from terminating this Agreement in accordance with Section 12.

11.9 Matters Involving Third Parties.

(a) If any Third Party shall notify a Sellers Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any Buyer under this Section 11, then such Sellers Indemnified Party shall promptly notify Buyer thereof in writing; provided that no delay on the part of such Sellers Indemnified Party in notifying Buyer shall relieve Buyer from any obligation hereunder unless (and then solely to the extent) Buyer is prejudiced thereby.

(b) Buyer shall have the right to defend the Sellers Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Sellers Indemnified Party so long as (i) within thirty (30) days after receiving such notice, Buyer shall give written notice to the Sellers Indemnified Party stating whether it disputes the claim for indemnification and whether it shall defend against any Third Party Claim or liability at its own cost and expense, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief and settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Sellers Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Sellers Indemnified Party, and (iii) Buyer conducts the defense of the Third Party Claim actively and diligently; provided that if the claim is one that cannot by its nature be defended solely by Buyer, the Sellers Indemnified Party shall make available all information and assistance reasonably available and necessary for the defense of the Third Party Claim as Buyer may reasonably request and shall cooperate with Buyer, in such defense.

(c) So long as Buyer is conducting the defense of the Third Party Claim in accordance with Section 11.9(b), (i) the Sellers Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Sellers Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Buyer (which consent shall not unreasonably be withheld, conditioned or delayed), and (iii) Buyer shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Sellers Indemnified Party from all liability thereunder.

(d) In the event any of the conditions in Section 11.9(b) is or becomes unsatisfied, however, (i) the Sellers Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Sellers Indemnified Party need not consult with, or obtain any consent from, Buyer in connection therewith), (ii) Buyer shall reimburse the Sellers Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) Buyer shall remain responsible for any Losses the Sellers Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 11.

11.10 Net of Insurance.  Any calculation of a Loss under this Section 11 shall, in each case, give full effect to any and all insurance proceeds received or payable to the Sellers Indemnified Party in respect of the Loss. Any such Loss shall not take into account, and shall not be increased to reflect, the Tax consequences to the Sellers Indemnified Party of the receipt of (or the right to receive) the indemnification payments.

12.	Termination.

12.1 Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Either Buyer or Sellers may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing if any of the following has occurred: (i) the other Party has breached any representation, warranty or covenant contained in this Agreement in any material respect, the non-breaching Party has notified the other Party of the breach, and the breach has continued without cure for a period of sixty (60) days after the notice of breach; (ii) the Closing shall not have occurred on or before October 31, 2008 (the “Termination Date”) by reason of the failure of any condition precedent under Section 8.1 or Section 8.2, unless the failure results primarily from the non-breaching Party itself breaching any representation, warranty, or covenant or failing to fulfill any of its obligation contained in this Agreement; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall not have been terminated, lifted, vacated or otherwise rendered irrelevant within ninety (90) days of the issuance thereof, provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 12.1(b) shall have used Commercially Reasonable Efforts to prevent the entry of and to remove such order, judgment or decree; (iv) any Law shall have been enacted by any Governmental Authority that, directly or indirectly, prohibits the consummation of the transactions contemplated hereby; or (v) the other Party becomes bankrupt or insolvent; (vi) either Sellers or Buyer have received from any Person from whom any waiver, consent, permit, approval, release or other authorization is required to satisfy Sellers’ and Buyer’s conditions in Section 8.1 or Section 8.2, a notice of such Person’s refusal to grant such waiver, consent, permit, approval, release or other authorization and such Person’s refusal cannot be remedied or otherwise addressed by the Termination Date;

(c) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if Sellers are unable, using Commercially Reasonable Efforts, to obtain the approval of the shareholders of Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V to an equitable adjustment of the Purchase Price as contemplated by Section 11.2(f);

(d) Sellers may terminate this Agreement at any time before obtaining the approval of the shareholders of Ridgewood Electric Power Trust IV and Ridgewood Electric Power Trust V for a Superior Proposal, provided Sellers have complied with Sections 6.10(a) and (d) hereof and Buyer has not matched the terms of such Superior Proposal. In the case that Sellers terminate this Agreement pursuant to this

Section 12.1(d), Sellers shall pay to Buyer an amount equal to 5% of the Purchase Price (“Termination Fee”) in accordance with Section 12.2 hereof.

(e) Buyer may terminate this Agreement (i) by giving written notice to Sellers pursuant to Section 11.2(e), or (ii) in case of a willful and material breach by Sellers (directly or indirectly, through any director, officer, or counsel of Sellers) of Section 6.10 (Exclusivity) or (iii) within five (5) business days after the delivery by Buyer to Sellers of a written notice of termination of this Agreement in the event that Sellers commence negotiations or discussions with any third party pursuant to the terms of Section 6.10(c) hereof.

12.2 Effect of Termination.  If any Party terminates this Agreement pursuant to Section 12.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Parties (except for any Liability of any Party then in breach or any Liability of one Seller to the other and except as otherwise expressly provided herein). Notwithstanding the foregoing, if Sellers terminate this Agreement pursuant to section 12.1(d) or Buyer terminates this Agreement pursuant to Section 12.1(e)(iii), Sellers shall pay to Buyer the Termination Fee, such amount to be payable to Buyer if an Alternate Transaction is closed within one year of such termination, and shall be paid by wire transfer in immediately available funds upon the closing of such Alternate Transaction.

13.	Miscellaneous

13.1 Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without first affording the non-disclosing Parties the opportunity to review and comment on such press release or public announcement; provided that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall provide the other Parties with the opportunity to review in advance the disclosure).

13.2 No Third Party Beneficiaries.  Except as contemplated in Section 11 hereof, this Agreement shall not confer any rights or remedies upon any Third Party.

13.3 No Joint Venture.  Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to any Party. No Party is or shall act as or be the agent or Representative of any other Party.

13.4 Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), together with any other documents among the Parties referred to herein, constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, provided that the Confidentiality Agreement dated as of February 19, 2008 shall remain in full force and effect without regard to any provision of this Agreement.

13.5 Succession and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed, except that Buyer may, at its sole expense, assign its rights under this Agreement to one or more Buyer Project Company; provided, however, that no assignment shall in any way affect a Party’s obligations or liabilities under this Agreement. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder. Each Party agrees, at the assigning Party’s expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such permitted assignment, transfer, pledge or other disposition of rights and interests hereunder so long as the nonassigning Party’s rights under this Agreement are not thereby materially altered, amended, diminished or otherwise impaired.

13.6 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.7 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.8 Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to Sellers:

Ridgewood Renewable Power, LLC
947 Linwood Avenue
Ridgewood, NJ 07450
Fax: (201) 447-0474

Attn: Randall D. Holmes

Copy to:

Day Pitney LLP
7 Times Square
New York, NY 10036-7311
Fax: (212) 916 2940

Attn: Frank E. Lawatsch

and

Indeck Energy Services, Inc.
600 North Buffalo Grove Road, Suite 300
Buffalo Grove, Illinois 60089
Fax: (847) 520-3235

Attn: Joseph M. Oskorep

Copy to:

Indeck Energy Services, Inc.
600 North Buffalo Grove Road, Suite 300
Buffalo Grove, Illinois 60089

Attn: Gerry F. DeNotto

If to Buyer:

Covanta Energy Corporation

40 Lane Road
Fairfield, NJ 07004
Attn: General Counsel
Tel: (973) 882-7160

Fax: (973) 882-7357

Copy to:

Hogan & Hartson LLP
Columbia Square
555 Thirteenth St. NW
Washington, DC 20004
Attn: Robert B. Pender
Tel: (202) 637-6814
Fax: (202) 637-5910

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

13.10 Change in Law.  If and to the extent that, during the Interim Period, any laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes.

13.11 Consent to Jurisdiction.  Each of Sellers and Buyer consents to the nonexclusive jurisdiction of any local, state or federal court located within the City of New York, New York, for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Agreement, or to any transaction contemplated hereby. Sellers and Buyer each accept, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waive any objection as to venue, and any defense of forum non conveniens.

13.12 Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.13 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.14 Expenses.  Each of Buyer and Sellers shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal and accounting fees and expenses, except as otherwise provided in Section 11), except that Buyer shall pay any filing fees under the Hart-Scott-Rodino Act. By way of example, the Sellers’ transaction costs and expenses incurred in connection with the closing of the transactions contemplated hereby and under the Ancillary Agreements, shall not be costs or expenses of the Company or shall be reimbursed to the Company by the Sellers at or prior to Closing.

13.15 Construction.  Ambiguities or uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties’ intent as of the Effective Date. The Parties acknowledge that they have been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

13.16 Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

13.17 Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

13.18 Good Faith Covenant.  The Parties agree that their actions and dealings with each other shall be subject to an express covenant of good faith and fair dealing.

[Signature Page Follows]

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties and the Company have duly executed and delivered this Purchase and Sale Agreement as of the date first written above.

BUYER:

COVANTA ENERGY CORPORATION

By:	/s/ Anthony J. Orlando
Name:     Anthony J. Orlando

Title:	President and Chief Executive Officer

SELLERS:

RIDGEWOOD MAINE, L.L.C.

By:	Ridgewood Penobscot Management Corporation, Manager

By:	/s/ Randall D. Holmes
Name:     Randall D. Holmes

Title:	President

INDECK ENERGY SERVICES, INC.

By:	/s/ Joseph M. Oskorep
Name:     Joseph M. Oskorep

Title:	Vice President & Controller

Solely for purposes of Sections 6.2, 6.3, 6.4, 6.10(a), 6.11 through 6.14 hereof and 6.16; such obligations to terminate on and after the Closing:

INDECK MAINE ENERGY, LLC

By:	/s/ Randall D. Holmes
Name:     Randall D. Holmes

Title:	President and Chief Executive Officer

The following attachments to this agreement are omitted. The registrant agrees to furnish supplementally a copy of each such omitted attachment to the Staff of the Securities and Exchange Commission upon request by the Staff.

EXHIBITS

Exhibit A	—	The Projects
Exhibit B	—	Form of Transfer and Assignment Agreement
Exhibit C	—	Agency Agreement*
Exhibit D	—	Form of Employee Transfer Agreement
Exhibit E	—	RRP Indemnification Agreement
Exhibit F	—	Backup Certificate Agreement*
Exhibit G	—	Sellers Omnibus Agreement*
Exhibit H	—	Form of Sellers’ Title Company Affidavit
Exhibit I	—	Form of Daily Production Report
Exhibit J	—	Form of Buyer Guaranty*
Exhibit K	—	Section 4.2(c) Indemnification Agreement
Exhibit L	—	Escrow Agreement

SCHEDULES
Schedule 1	—	Sellers’ Existing Interests
Schedule 2	—	Demand Notes and Additional Interests
Schedule 3	—	Sellers’ Approvals
Schedule 3.3	—	Noncontravention — Sellers
Schedule 4	—	Buyer’s Approvals
Schedule 4.3(a)	—	Permitted Encumbrances
Schedule 4.3(b)	—	Title Commitments
Schedule 4.3(c)	—	Real Property
Schedule 4.3(d)	—	Assets at Project Sites not owned by the Company
Schedule 4.4	—	Noncontravention — Company
Schedule 4.5(a)	—	Legal Compliance
Schedule 4.5(b)(i)	—	Permits
Schedule 4.5(b)(ii)	—	Permits — Noncompliance
Schedule 4.6(a)	—	Project Contracts
Schedule 4.6(b)	—	Defaults
Schedule 4.7	—	Insurance
Schedule 4.8	—	Litigation
Schedule 4.9(a)	—	Operating Employee Plans
Schedule 4.9(d)	—	Post-Retirement Benefits
Schedule 4.9(e)	—	Operating Employee Plan Commitments
Schedule 4.10	—	Environmental Matters
Schedule 4.11	—	Condemnation
Schedule 4.14	—	No Undisclosed Liabilities
Schedule 4.15	—	Taxes
Schedule 4.16	—	Covenants
Schedule 5	—	Capital Commitments
Schedule 6.3(e)	—	Transaction-related Expenses
Schedule 6.3(j)	—	New Employees/Service Providers
Schedule 6.3(n)	—	Settlements
Schedule 6.11	—	Affiliate Transactions
Schedule 6.12	—	Bank Statements
Schedule 8.1(i)	—	Third Party Consents

*	The fully executed form of this attachment is filed as a separate exhibit to this report.